Exhibit 99.2

DUN & BRADSTREET

2018 Annual Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of The Dun & Bradstreet Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Dun & Bradstreet Corporation and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, of shareholders’ equity (deficit) and of cash flows for each of the three years in the period ended December 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in 2018.

Basis for Opinions

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audit, which include standards of the American Institute of Certified Public Accountants (AICPA) Code of Professional Conduct.

We conducted our audits of these consolidated financial statements in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
New York, NY
April 1, 2019

We have served as the Company’s auditor since 1953.

THE DUN & BRADSTREET CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
	For the Years Ended
	December 31,
	2018	2017	2016
	(Amounts in millions, except per share data)
Revenue	$1,716.4	$1,742.5	$1,703.7
Operating Expenses	560.4	573.3	542.3
Selling and Administrative Expenses	613.0	672.4	711.6
Depreciation and Amortization	88.7	79.7	68.6
Restructuring Charge	25.4	32.1	22.1
Operating Costs	1,287.5	1,357.5	1,344.6
Operating Income	428.9	385.0	359.1
Interest Income	1.9	1.6	1.8
Interest Expense	(54.4)	(59.7)	(53.1)
Other Income (Expense) - Net	(3.3)	(4.2)	(104.2)
Non-Operating Income (Expense) - Net	(55.8)	(62.3)	(155.5)
Income Before Provision for Income Taxes and Equity in Net Income of Affiliates	373.1	322.7	203.6
Less: Provision for Income Taxes	81.6	179.7	99.9
Equity in Net Income of Affiliates	2.8	2.8	2.8
Net Income (Loss) from Continuing Operations	294.3	145.8	106.5
Less: Net (Income) Loss Attributable to the Noncontrolling Interest	(6.2)	(4.1)	(5.0)
Net Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet	288.1	141.7	101.5
Loss on Disposal of Business, Net of Income Taxes	—	(0.8)	(4.1)
Income (Loss) from Discontinued Operations, Net of Income Taxes	—	(0.8)	(4.1)
Net Income (Loss) Attributable to Dun & Bradstreet	$288.1	$140.9	$97.4
Basic Earnings (Loss) Per Share of Common Stock:
Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet Common Shareholders	$7.76	$3.84	$2.78
Income (Loss) from Discontinued Operations Attributable to Dun & Bradstreet Common Shareholders	—	(0.02)	(0.11)
Net Income (Loss) Attributable to Dun & Bradstreet Common Shareholders	$7.76	$3.82	$2.67
Diluted Earnings (Loss) Per Share of Common Stock:
Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet Common Shareholders	$7.72	$3.81	$2.76
Income (Loss) from Discontinued Operations Attributable to Dun & Bradstreet Common Shareholders	—	(0.02)	(0.11)
Net Income (Loss) Attributable to Dun & Bradstreet Common Shareholders	$7.72	$3.79	$2.65
Weighted Average Number of Shares Outstanding-Basic	37.1	36.9	36.5
Weighted Average Number of Shares Outstanding-Diluted	37.3	37.2	36.8
Cash Dividend Paid Per Common Share	$1.6	$2.0	$1.9
Other Comprehensive Income, Net of Income Taxes:
Net Income (Loss) from Continuing Operations	$294.3	$145.8	$106.5
Loss from Discontinued Operations, Net of Income Taxes	—	(0.8)	(4.1)
Net Income (Loss)	294.3	145.0	102.4
Foreign Currency Translation Adjustments, Net of Tax	(18.2)	48.9	24.9
Defined Benefit Pension Plans:
Prior Service Credits, Net of Tax Benefit (Expense) (1)	4.5	(0.4)	(0.9)
Net Actuarial Gain (Loss), Net of Tax Benefit (Expense) (2)	(24.1)	35.6	(8.7)
Derivative Financial Instrument, Net of Tax Benefit (Expense) (3)	(0.3)	—	—
Total Other Comprehensive Income (Loss)	(38.1)	84.1	15.3
Comprehensive Income (Loss), Net of Income Taxes	256.2	229.1	117.7
Less: Comprehensive (Income) Loss Attributable to the Noncontrolling Interest	(5.4)	(5.0)	(4.4)
Comprehensive Income (Loss) Attributable to Dun & Bradstreet	$250.8	$224.1	$113.3
(1)     Tax Benefit (Expense) of $(1.2) million, $0.2 million and $0.4 million during the years ended December 31, 2018, 2017 and 2016, respectively.
(2)    Tax Benefit (Expense) of $6.7 million, $(15.3) million and $4.3 million during the years ended December 31, 2018, 2017 and 2016, respectively.
(3)    Tax Benefit (Expense) of $0.1 million during the year ended December 31, 2018.
The accompanying notes are an integral part of the consolidated financial statements.

THE DUN & BRADSTREET CORPORATION CONSOLIDATED BALANCE SHEETS
	December 31,
	2018	2017
	(Amounts in millions, except per share data)
ASSETS
Current Assets
Cash and Cash Equivalents	$90.2	$442.4
Accounts Receivable, Net of Allowance of $14.1 at December 31, 2018 and $24.2 at December 31, 2017	270.8	596.8
Other Receivables	8.7	12.6
Prepaid Taxes	2.6	4.9
Other Prepaids	35.6	35.4
Other Current Assets	3.4	1.6
Total Current Assets	411.3	1,093.7
Non-Current Assets
Property, Plant and Equipment, Net of Accumulated Depreciation of $67.1 at December 31, 2018 and $59.1 at December 31, 2017	31.2	38.9
Computer Software, Net of Accumulated Amortization of $378.8 at December 31, 2018 and $341.5 at December 31, 2017	133.8	132.1
Goodwill	770.8	779.6
Deferred Income Tax	42.7	57.1
Other Intangibles (Note 15)	284.1	316.9
Deferred Costs (Note 3)	104.1	—
Other Non-Current Assets	42.9	62.6
Total Non-Current Assets	1,409.6	1,387.2
Total Assets	$1,820.9	$2,480.9
LIABILITIES
Current Liabilities
Accounts Payable	$36.3	$37.4
Accrued Payroll	81.1	88.4
Short-Term Pension and Postretirement Benefits (Note 11)	220.9	26.1
Accrued Income Tax	13.7	50.0
Short-Term Debt	17.0	32.5
Other Accrued and Current Liabilities (Note 16)	103.3	133.6
Deferred Revenue	529.1	684.4
Total Current Liabilities	1,001.4	1,052.4
Long-Term Pension and Postretirement Benefits (Note 11)	283.9	487.6
Long-Term Debt	1,119.6	1,645.6
Liabilities for Unrecognized Tax Benefits	5.4	5.8
Other Non-Current Liabilities (Note 16)	100.5	100.7
Total Liabilities	2,510.8	3,292.1
Contingencies (Note 13)
EQUITY
DUN & BRADSTREET SHAREHOLDERS’ EQUITY (DEFICIT)
Series A Junior Participating Preferred Stock, $0.01 par value per share, authorized - 0.5 shares; outstanding - none	—	—
Preferred Stock, $0.01 par value per share, authorized - 9.5 shares; outstanding - none (Note 8)	—	—
Series Common Stock, $0.01 par value per share, authorized - 10.0 shares; outstanding - none	—	—
Common Stock, $0.01 par value per share, authorized - 200.0 shares; issued - 81.9 shares	0.8	0.8
Capital Surplus	332.8	332.0
Retained Earnings	3,325.0	3,176.3
Treasury Stock, at cost, 44.8 shares at December 31, 2018 and 45.0 shares at December 31, 2017	(3,310.3)	(3,319.5)
Accumulated Other Comprehensive Income (Loss)	(1,054.1)	(1,016.9)
Total Dun & Bradstreet Shareholders’ Equity (Deficit)	(705.8)	(827.3)
Noncontrolling Interest	15.9	16.1
Total Equity (Deficit)	(689.9)	(811.2)
Total Liabilities and Shareholders’ Equity (Deficit)	$1,820.9	$2,480.9
The accompanying notes are an integral part of the consolidated financial statements.

THE DUN & BRADSTREET CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Years Ended December 31,
	2018	2017	2016
	(Amounts in millions)
Cash Flows from Operating Activities:
Net Income	$294.3	$145.0	$102.4
Less:
Loss on Disposal of Business, Net of Income Taxes	—	(0.8)	(4.1)
Net Income from Continuing Operations, Net of Income Taxes	$294.3	$145.8	$106.5
Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	88.7	79.7	68.6
Amortization of Unrecognized Pension Loss	40.9	37.9	35.8
Loss from Sales of Businesses	—	0.7	95.1
Impairment of Assets	—	1.9	11.6
Income Tax Benefit from Stock-Based Awards	4.9	6.9	14.2
Excess Tax Benefit on Stock-Based Awards	—	—	(7.2)
Equity-Based Compensation Expense	10.8	20.5	21.2
Restructuring Charge	25.4	32.1	22.1
Restructuring Payments	(33.8)	(25.7)	(32.7)
Changes in Deferred Income Taxes, Net	46.2	31.9	5.7
Changes in Accrued Income Taxes, Net	(24.8)	49.8	9.4
Changes in Current Assets and Liabilities, Net of Acquisitions:
(Increase) Decrease in Accounts Receivable	9.5	(34.2)	(45.8)
(Increase) Decrease in Other Current Assets	0.3	(1.5)	7.1
Increase (Decrease) in Deferred Revenue	(15.1)	28.2	8.0
Increase (Decrease) in Accounts Payable	(12.6)	(11.7)	18.6
Increase (Decrease) in Accrued Liabilities	(41.8)	(30.0)	53.7
Increase (Decrease) in Other Accrued and Current Liabilities	0.4	(1.1)	—
Changes in Non-Current Assets and Liabilities, Net of Acquisitions:
(Increase) Decrease in Other Long-Term Assets	(13.5)	13.8	(3.9)
Net Increase (Decrease) in Long-Term Liabilities	(55.8)	(60.5)	(67.0)
Net, Other Non-Cash Adjustments	1.4	2.0	1.7
Net Cash Provided by Operating Activities	325.4	286.5	322.7
Cash Flows from Investing Activities:
Payments for Contingent Liabilities for Businesses Divested	(0.3)	(2.8)	—
Proceeds from Sales of Businesses, Net of Cash Divested and Transaction Costs	—	1.0	13.0
Payments for Acquisitions of Businesses, Net of Cash Acquired	—	(150.0)	—
Proceeds from Maturity and (Payment) for Debt Security Investment	0.5	0.5	0.5
Cash Settlements of Foreign Currency Contracts	(7.8)	6.5	(11.4)
Capital Expenditures	(5.1)	(8.4)	(14.4)
Additions to Computer Software and Other Intangibles	(53.1)	(53.7)	(45.8)
Net, Other	0.5	0.3	—
Net Cash Used in Investing Activities	(65.3)	(206.6)	(58.1)
Cash Flows from Financing Activities:
Net (Payments) Proceeds from Stock-Based Awards	(1.4)	(0.2)	44.0
Payments of Dividends	(58.1)	(74.2)	(70.5)
Payment of Bond Issuance Costs	(3.6)	—	—
Payment of Debt	—	(450.0)	—
Proceeds from Borrowings on Credit Facilities	1,095.1	1,329.1	439.8
Proceeds from Borrowings on Term Loan Facilities	300.0	—	—
Payments of Borrowings on Credit Facilities	(1,578.2)	(797.8)	(622.2)
Payments of Borrowings on Term Loan Facilities	(360.0)	(22.5)	(20.0)
Excess Tax Benefit on Stock-Based Awards	—	—	7.2
Capital Lease and Other Long-Term Financing Obligation Payment	—	(0.1)	(0.2)
Net, Other	(3.5)	(3.1)	(3.0)
Net Cash (Used in) Provided by Financing Activities	(609.7)	(18.8)	(224.9)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2.6)	28.7	(52.8)
Increase (Decrease) in Cash and Cash Equivalents	(352.2)	89.8	(13.1)
Cash and Cash Equivalents, Beginning of Period	442.4	352.6	365.7
Cash and Cash Equivalents, End of Period	$90.2	$442.4	$352.6
Supplemental Disclosure of Cash Flow Information:
Cash Paid for:
Income Taxes, Net of Refunds	$55.1	$91.1	$70.5
Interest	$53.8	$58.5	$51.8
The accompanying notes are an integral part of the consolidated financial statements.

THE DUN & BRADSTREET CORPORATION CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
			For the Years Ended December 31, 2018, 2017 and 2016
			(Amounts in millions, except per share data)
	Common Stock ($0.01 Par Value)	Capital Surplus	Retained Earnings	Treasury Stock	Cumulative Translation Adjustment	Defined Benefit Postretirement Plans	Cash Flow Hedging Derivative	Total Dun & Bradstreet Shareholders’ Equity (Deficit)	Noncontrolling Interest	Total Equity (Deficit)
Balance, January 1, 2016	$0.8	$292.2	$2,932.8	$(3,377.1)	$(291.7)	$(673.8)	$—	$(1,116.8)	$11.5	$(1,105.3)
Net Income	—	—	97.4	—	—	—	—	97.4	5.0	102.4
Payment to Noncontrolling Interest	—	—	—	—	—	—	—	—	(1.7)	(1.7)
Equity-Based Plans	—	25.4	—	46.7	—	—	—	72.1	—	72.1
Pension Adjustments, net of tax benefit of $4.7	—	—	—	—	—	(9.6)	—	(9.6)	—	(9.6)
Dividend Declared	—	—	(70.6)	—	—	—	—	(70.6)	—	(70.6)
Change in Cumulative Translation Adjustment	—	—	—	—	25.5	—	—	25.5	(0.6)	24.9
Balance, December 31, 2016	$0.8	$317.6	$2,959.6	$(3,330.4)	$(266.2)	$(683.4)	$—	$(1,002.0)	$14.2	$(987.8)
Net Income	—	—	140.9	—	—	—	—	140.9	4.1	145.0
Payment to Noncontrolling Interest	—	—	—	—	—	—	—	—	(3.1)	(3.1)
Equity-Based Plans	—	14.4	—	10.9	—	—	—	25.3	—	25.3
Pension Adjustments, net of tax expense of $15.1	—	—	—	—	—	35.2	—	35.2	—	35.2
Other Pension Related Adjustment	—	—	150.5		—	(150.5)	—	—	—	—
Dividend Declared	—	—	(74.7)	—	—	—	—	(74.7)	—	(74.7)
Change in Cumulative Translation Adjustment	—	—	—	—	48.0	—	—	48.0	0.9	48.9
Balance, December 31, 2017	$0.8	$332.0	$3,176.3	$(3,319.5)	$(218.2)	$(798.7)	$—	$(827.3)	$16.1	$(811.2)
Net Income	—	—	288.1	—	—	—	—	288.1	6.2	294.3
Payment to Noncontrolling Interest	—	—	—	—	—	—	—	—	(5.5)	(5.5)
Equity-Based Plans	—	0.8	—	9.2	—	—	—	10.0	—	10.0
Pension Adjustments, net of tax benefit of $5.5	—	—	—	—	—	(19.6)	—	(19.6)	—	(19.6)
Dividend Declared	—	—	(58.3)	—	—	—	—	(58.3)	—	(58.3)
Cumulative Adjustment for Topic 606, net of tax benefit of $26.0	—	—	(81.1)	—	—	—	—	(81.1)	—	(81.1)
Change in Cumulative Translation Adjustment	—	—	—	—	(17.3)	—	—	(17.3)	(0.9)	(18.2)
Derivative Financial Instruments, net of tax benefit of $0.1	—	—	—	—	—	—	(0.3)	(0.3)	—	(0.3)
Balance, December 31, 2018	$0.8	$332.8	$3,325.0	$(3,310.3)	$(235.5)	$(818.3)	$(0.3)	$(705.8)	$15.9	$(689.9)
The accompanying notes are an integral part of the consolidated financial statements.

THE DUN & BRADSTREET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollar amounts in millions, except per share data)
Note 1. Description of Business and Summary of Significant Accounting Policies
Description of Business. The Dun & Bradstreet Corporation (“Dun & Bradstreet” or “we” or “us” or “our” or the “Company”) helps companies around the world improve their business performance. The global leader in commercial data and analytics, we glean insight from data to enable our customers to connect with the prospects, suppliers, clients and partners that matter most. Since 1841, companies of every size rely on Dun & Bradstreet to help them manage risk and reveal opportunity. Our global commercial database as of December 31, 2018 contained more than 300 million business records. We transform commercial data into valuable insight which is the foundation of our global solutions that customers rely on to make critical business decisions.
Dun & Bradstreet provides solution sets that meet a diverse set of customer needs globally. Customers use Risk Management Solutions™ to mitigate credit, compliance and supplier risk, increase cash flow and drive increased profitability. Our Sales & Marketing Solutions™ help customers better use data to grow sales, digitally engage with customers and prospects, improve marketing effectiveness and also for data management capabilities that provide effective and cost efficient marketing solutions to increase revenue from new and existing customers.
Basis of Presentation. The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period reported. As discussed throughout this Note 1, we base our estimates on historical experience, current conditions and various other factors that we believe to be reasonable under the circumstances. Significant items subject to such estimates and assumptions include: valuation allowances for receivables and deferred income tax assets; tax liabilities related to our undistributed foreign earnings associated with the 2017 Act; liabilities for potential tax exposure and potential litigation claims and settlements; assets and obligations related to employee benefits; allocation of the purchase price in acquisition accounting; impairment assessment for goodwill and other intangible assets; long-term asset recoverability and estimated useful life; stock-based compensation; revenue deferrals; and restructuring charges. We review estimates and assumptions periodically and reflect the revisions in the consolidated financial statements in the period in which we determine any revisions to be necessary. Actual results could differ materially from those estimates under different assumptions or conditions.
The consolidated financial statements include our accounts, as well as those of our subsidiaries and investments in which we have a controlling interest. Investments in companies over which we have significant influence but not a controlling interest are recorded under the equity method of accounting. Investments over which we do not have significant influence are recorded under the cost method of accounting. We periodically review our investments to determine if there has been any impairment judged to be other than temporary. Such impairments are recorded as write-downs in the consolidated statements of operations and comprehensive income.
All intercompany transactions and balances have been eliminated in consolidation.
We manage and report our business through the following two segments:

•	Americas, which consists of our operations in the United States (“U.S.”), Canada, and our Latin America Worldwide Network; and

•	Non-Americas, which consists of our operations in the United Kingdom (“U.K.”), Greater China, India and our European and Asia Pacific Worldwide Networks.
We manage and report our Sales & Marketing Solutions as:

•
Sales Acceleration - solutions designed to align sales and marketing teams around the same refined and inter-connected information (data that is current, tied to buying signals, and delivered with context) to shorten sales cycles, increase win rates, and accelerate revenue growth more quickly. Our customers want to target more intelligently to enhance sales productivity; that is to know who they are selling to, what their customers might be buying, how things are changing at their customers’ companies, where their customers have purchased before, and how to most efficiently engage with them. We provide these solutions through applications such as D&B Hoovers Suite, as well as direct access to our contact data; and

•
Advanced Marketing Solutions consists of our Master Data solutions, which enable our customers to integrate and organize data to create a single view of customers and prospects, enrich data, continuously manage data quality and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
(Tabular dollar amounts in millions, except per share data)

link company identity and hierarchy. It also consists of Audience Solutions products, which use data and analytics to fuel enhanced programmatic targeting and web visitor intelligence.
We also evaluate our business and provide the following supplemental revenue metrics. For Trade Credit, we further provide revenue for the D&B Credit Suite and Other Trade Credit. We provide a revenue metric called D&B Hoovers Suite. This metric encompasses our legacy Hoover’s product, our new D&B Hoovers product, our Salesforce alliance revenue through data.com and our Avention, Inc. (“Avention”) product portfolio. Management believes that these measures provide further insight into our performance and the growth of our business.
The financial statements of the subsidiaries outside of the U.S. and Canada reflect a fiscal year ended November 30 in order to facilitate the timely reporting of our consolidated financial results and consolidated financial position.
As a result of the adoption of ASU No. 2017-07, “Compensation - Retirement Benefits (Topic 715) - Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” effective January 1, 2018, we have included only the service-cost component of the net pension and postretirement benefit cost in our compensation cost and reported the other components of the net pension and postretirement benefit cost within Non-Operating Income (Expense) - Net. We have also reclassified all prior periods’ results accordingly. A net expense of $2.1 million and a net credit of $0.1 million related to other components of the net pension and postretirement benefit cost were reclassified from compensation cost to Non-Operating Income (Expense) - Net for the years ended December 31, 2017 and 2016, respectively. See Note 11 to our consolidated financial statements.
An $18.0 million misclassification of revenue from Risk Management Solutions (primarily Trade Credit) to Sales & Marketing Solutions (primarily Advanced Marketing) in the Americas segment related to the second quarter of 2018 was corrected in the nine months ended September 30, 2018. The reclassification did not result in a change in total company revenue, total segment revenue, total company income or total segment income and was not material to the consolidated financial statements for the second quarter of 2018.
Where appropriate, we have reclassified certain prior year amounts to conform to the current year presentation.
Significant Accounting Policies
Revenue Recognition. On January 1, 2018, we adopted ASU No. 2014-09, “Revenue from Contracts with Customers,” which replaces and supersedes the existing revenue standard (Topic 605). We applied the authoritative guidance to all contracts using the modified retrospective method. See Note 3 to our consolidated financial statements for further details on our revenue recognition policy under the new revenue standard.
Prior to January 1, 2018, revenue was recognized when the following four conditions were met:

•	Persuasive evidence of an arrangement exists;

•	The contract fee is fixed or determinable;

•	Delivery or performance has occurred; and

•	Collectability is reasonably assured.
If at the outset of an arrangement, we determined that collectability was not reasonably assured, revenue was deferred until the earlier of when collectability became probable or the receipt of payment. If there was uncertainty as to the customer’s acceptance of our deliverables, revenue was not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of an arrangement, we determined that the arrangement fee was not fixed or determinable, revenue was deferred until the arrangement fee became fixed or determinable, assuming all other revenue recognition criteria had been met.
Our Risk Management Solutions were generally sold under fixed price subscription contracts that allow customers unlimited access to risk information. Revenue on this type of contract was recognized ratably over the term of the contract.
Risk information was also sold using monthly or annual contracts that allow customers to purchase our risk information up to the contract amount based on an agreed price list. Once the contract amount was fully used, additional risk information can be purchased at per-item prices, which may be different than those in the original contract. Revenue on these contracts is recognized on a per-item basis as information is purchased and delivered to the customer. If customers do not use the full amount of their contract and forfeit the unused portion, we recognize the forfeited amount as revenue at contract expiration.
Where a data file of risk information is sold with periodic updates to that information, a portion of the revenue related to the updates is deferred as a liability on the balance sheet and recognized as the updates are delivered, usually on a quarterly or monthly basis over the term of the contract.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
(Tabular dollar amounts in millions, except per share data)

Revenue related to services, such as monitoring, was recognized ratably over the period of performance.
Sales & Marketing Solutions that provide continuous access to our marketing information and business reference databases may include access or hosting fees which were sold on a subscription basis. Revenue was recognized ratably over the term of the contract, which was typically one year.
Where a data file of marketing information is sold, we recognized revenue upon delivery of the marketing data file to the customer. If the contract provided for periodic updates to that marketing data file, the portion of the revenue related to updates was deferred as a liability on the balance sheet and recognized as the updates are delivered, usually on a quarterly or monthly basis over the term of the contract.
Sales of software that were considered to be more than incidental were recognized in revenue when a noncancelable license agreement had been signed and the software has been shipped and installed, if required.
Revenue from consulting and training services was recognized as the services were performed.
We also provided certain technology services as part of our Worldwide Network arrangements.
Multiple Element Arrangements
We have certain solution offerings that are sold as multiple element arrangements. The deliverables included access to our business information database, information data files, periodic data refreshes, software and services. We evaluated each deliverable in an arrangement to determine whether it represented a separate unit of accounting. Most product and service deliverables qualified as separate units of accounting and were sold stand-alone or in various combinations across our markets. A deliverable constituted a separate unit of accounting when it had stand-alone value and there were no customer-negotiated refunds or return rights for the delivered items. If the arrangement included a customer-negotiated refund or return right relative to the delivered items, and the delivery and performance of the undelivered item was considered probable and substantially in our control, the delivered item constituted a separate unit of accounting.
If the deliverable or a group of deliverables met the separation criteria, the total arrangement consideration was allocated to each unit of accounting based on its relative selling price. The amount of arrangement consideration that was allocated to a delivered unit of accounting was limited to the amount that is not contingent upon the delivery of another unit of accounting.
We used a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of selling prices (“VSOE”); (ii) third-party evidence of selling price (“TPE”); and (iii) best estimated selling prices (“BESP”) of each element. We determined the selling price for each deliverable using VSOE, if it existed, TPE if VSOE did not exist, or BESP if neither VSOE nor TPE existed. Revenue allocated to each element was then recognized when the basic revenue recognition criteria were met for each element.
We determined VSOE of a deliverable by monitoring the price at which we sold the deliverable on a stand-alone basis to third parties or from the stated renewal rate for the elements contained in the initial arrangement. In certain instances, we were not able to establish VSOE for all deliverables in an arrangement with multiple elements. This was due to us infrequently selling each element separately, not pricing products or services within a reasonable range, or only having a limited sales history. Where we were unable to establish VSOE, we used the price at which we or a third party sell a similar product to similarly situated customers on a stand-alone basis. Generally, our offerings contained a level of differentiation such that comparable pricing of solutions with similar functionality or delivery cannot be obtained. Furthermore, we were rarely able to reliably determine what competitors’ selling prices for similar products were on a stand-alone basis. Therefore, we typically were not able to determine TPE of selling price.
When we were unable to establish selling prices by using VSOE or TPE, we established the BESP in our allocation of arrangement consideration. The objective of BESP was to determine the price at which we would transact a sale if the solution were sold on a stand-alone basis. The determination of BESP was based on our review of available data points and consideration of factors such as but not limited to pricing practices, our growth strategy, geographies and customer segment and market conditions. The determination of BESP was made through consultation with and formal approval of our management, taking into consideration our go-to-market strategy.
We regularly reviewed VSOE and had a review process for TPE and BESP and maintain internal controls over the establishment and updates of these estimates.

Deferred revenue consisted of amounts billed in excess of revenue recognized on sales of our information solutions and generally related to deferral of subscription revenue and also included the amount of deferred revenue related to updates to data files. Deferred revenue was included in current liabilities in the balance sheet and was subsequently recognized as revenue within a year of the balance sheet date in accordance with our revenue recognition policies.
We recorded revenue on a net basis for those sales where we acted as an agent in the transaction.
Sales Cancellations. In determining sales cancellation allowances, we analyze historical trends, customer-specific factors and current economic trends. Based on this information, we record an allowance as a reduction of revenue as appropriate.
Restructuring Charges. Restructuring charges have been recorded in accordance with Accounting Standards Codification (“ASC”) 712-10, “Nonretirement Postemployment Benefits,” or “ASC 712-10,” and/or ASC 420-10, “Exit or Disposal Cost Obligations,” or “ASC 420-10,” as appropriate.
We record severance costs provided under an ongoing benefit arrangement once they are both probable and estimable in accordance with the provisions of ASC 712-10.
We account for one-time termination benefits, contract terminations and/or costs to terminate lease obligations less assumed sublease income in accordance with ASC 420-10, which addresses financial accounting and reporting for costs associated with restructuring activities. Under ASC 420-10, we establish a liability for a cost associated with an exit or disposal activity, including severance and lease termination obligations, and other related costs, when the liability is incurred, rather than at the date that we commit to an exit plan. We reassess the expected cost to complete the exit or disposal activities at the end of each reporting period and adjust our remaining estimated liabilities, if necessary.
The determination of when we accrue for severance costs and which standard applies depends on whether the termination benefits are provided under an ongoing arrangement as described in ASC 712-10 or under a one-time benefit arrangement as defined by ASC 420-10. Inherent in the estimation of the costs related to the restructurings are assessments related to the most likely expected outcome of the significant actions to accomplish the exit activities. In determining the charges related to the restructurings, we have to make estimates related to the expenses associated with the restructurings. These estimates may vary significantly from actual costs depending, in part, upon factors that may be beyond our control. We will continue to review the status of our restructuring obligations on a quarterly basis and, if appropriate, record changes to these obligations in current operations based on management’s most current estimates.
Employee Benefit Plans. We provide various defined benefit plans to our employees as well as healthcare benefits to our retired employees. We use actuarial assumptions to calculate pension and benefit costs as well as pension assets and liabilities included in the consolidated financial statements. See Note 11 to our consolidated financial statements.
Legal Contingencies. We are involved in legal proceedings, claims and litigation arising in the ordinary course of business for which we believe we have adequate reserves, and such reserves are not material to the consolidated financial statements. In addition, from time to time we may be involved in additional matters which could become material and for which we may also establish reserve amounts as discussed in Note 13 to our consolidated financial statements. We record a liability when management believes that it is both probable that a liability has been incurred and we can reasonably estimate the amount of the loss. For such matters where management believes a liability is not probable but is reasonably possible, a liability is not recorded; instead, an estimate of loss or range of loss, if material individually or in the aggregate, is disclosed if reasonably estimable, or a statement will be made that an estimate of loss cannot be made. As additional information becomes available, we adjust our assessment and estimates of such liabilities accordingly.
Cash and Cash Equivalents. We consider all investments purchased with an initial term from the date of purchase by the Company to maturity of three months or less to be cash equivalents. These instruments are stated at cost, which approximates market value because of the short maturity of the instruments.
Accounts Receivable and Allowance for Bad Debts. Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for bad debts reflects our best estimate of probable losses inherent in the accounts receivable balance. We estimate the allowance based on the aging of accounts receivable, historical experience, known troubled accounts, customer creditworthiness and other currently available evidence.
Property, Plant and Equipment. Property, plant and equipment are stated at cost less accumulated depreciation, except for property, plant and equipment that have been impaired for which the carrying amount is reduced to the estimated fair value at the impairment date. Property, plant and equipment are generally depreciated on a straight-line basis over their estimated useful lives. Buildings are depreciated over a period of 40 years. Equipment, including furniture, is depreciated over a period of three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Property, plant and equipment depreciation and amortization expense for the years ended December 31, 2018, 2017 and 2016 was $10.9 million, $12.2 million and $9.3 million, respectively.
Computer Software. We develop various computer software applications for internal use including systems which support our databases and common business services and processes (back-end systems), our financial and administrative systems (back-office systems) and systems which we use to deliver our information solutions to customers (customer-facing systems).
We expense costs as incurred during the preliminary development stage which includes conceptual formulation and review of alternatives. Once that stage is complete, we begin the application development stage which includes design, coding and testing. Direct internal and external costs incurred during this stage are capitalized. Capitalization of costs ceases when the software is ready for its intended use and all substantial testing is completed. Upgrades and enhancements which provide added functionality are accounted for in the same manner. Maintenance costs incurred solely to extend the life of the software are expensed as incurred. Capitalized costs for internal-use software are amortized over the estimated lives which range from three to eight years.
We periodically reassess the estimated useful lives of our computer software considering our overall technology strategy, the effects of obsolescence, technology, competition and other economic factors on the useful life of these assets.
Internal-use software is tested for impairment along with other long-lived assets (See Impairment of Long-Lived Assets).
We also develop software for sale to customers. Costs are expensed until technological feasibility is established after which costs are capitalized until the software is ready for general release to customers. Costs of enhancements that extend the life or improve the marketability of the software are capitalized once technological feasibility is reached. Maintenance and customer support are expensed as incurred.
Capitalized costs of software for sale are amortized on a straight-line basis over the estimated economic life of the software which is three years. We continually evaluate recoverability of the unamortized costs, which are reported at the lower of unamortized cost or net realizable value.
The computer software amortization expense for the years ended December 31, 2018, 2017 and 2016 was $44.9 million, $34.6 million and $30.8 million, respectively. As of December 31, 2017, we acquired $1.6 million of computer software, respectively, which was included in accounts payable and accrued liabilities on the accompanying consolidated balance sheet as of December 31, 2017, and was therefore excluded from the consolidated statement of cash flows for the years ended December 31, 2017.
Goodwill and Other Intangible Assets. Goodwill represents the excess of the purchase consideration over the fair value of assets and liabilities of businesses acquired. Goodwill is not subject to regular periodic amortization. Instead, the carrying amount of goodwill is tested for impairment at least annually at December 31, and between annual tests if events or circumstances warrant such a test.
We assess recoverability of goodwill at the reporting unit level. A reporting unit is an operating segment or a component of an operating segment which is a business and for which discrete financial information is available and reviewed by a segment manager. Our reporting units are North America and Latin America Partnership within the Americas segment, and United Kingdom, European Partnerships, Greater China, India and Asia Pacific Partnerships within the Non-Americas segment.
We have early adopted ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment at December 31, 2017. Under this guidance we record goodwill impairment charges if a reporting unit’s carrying value exceeds its fair value. The impairment charge is also limited to the amount of goodwill allocated to the reporting unit. An impairment charge, if any, is recorded as an operating expense in the period that the impairment is identified.
We determine the fair value of our reporting units based on the market approach and also in certain instances using the income approach to further validate our results. Under the market approach, we estimate the fair value based on market multiples of current year Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for each individual reporting unit. We use judgment in identifying the relevant comparable company market multiples (e.g., recent divestitures/acquisitions, facts and circumstances surrounding the market, dominance, growth rate, etc.). For the income approach, we use the discounted cash flow method (“DCF”) to estimate the fair value of a reporting unit. The projected cash flows are based on management’s most recent view of the long-term outlook for the reporting unit. Factors specific to each reporting unit could include revenue growth, profit margins, terminal value, capital expenditures projections, assumed tax rates, discount rates and other assumptions deemed reasonable by management.
Indefinite-lived intangibles, other than goodwill, are also assessed annually for impairment at December 31, or, under certain circumstances which indicate there may be an impairment. An impairment loss is recognized if the carrying value exceeds the fair value. The estimated fair value is determined by utilizing the expected present value of the future cash flows of the assets. We perform both qualitative and quantitative impairment tests to compare the fair value of the indefinite-lived intangible asset with its carrying value. For the recently acquired indefinite-lived intangible assets from acquisitions, we perform a qualitative impairment test based on macroeconomic and market conditions, industry considerations, overall performance and other relevant factors. For other indefinite-lived intangible assets, we may also perform a quantitative impairment test primarily using an income approach based on projected cash flows.
No impairment charges were recognized related to goodwill and indefinite-lived intangible assets for the fiscal years ended December 31, 2018, 2017 and 2016.
Other intangibles, which primarily include customer lists and relationships, trademarks and technology related assets resulting from acquisitions, are being amortized over one to 12 years based on their estimated useful life using the straight-line method. Other intangibles are tested for recoverability along with other long-lived assets, excluding goodwill and indefinite-lived intangibles, whenever events or circumstances indicate the carrying value may not be recoverable. See “Impairment of Long-Lived Assets” below.
Other intangibles amortization expense for the years ended December 31, 2018, 2017 and 2016 were $32.9 million, $32.9 million and $28.5 million, respectively.
Expected future amortization of acquired intangible assets as of December 31, 2018 is as follows:

Total	2019	2020	2021	2022	2023	Thereafter
$284.1	$29.3	$29.2	$26.3	$17.8	$8.1	$173.4
Impairment of Long-Lived Assets. Long-lived assets, including property, plant and equipment, internal-use software and other intangible assets held for use, are tested for impairment when events or circumstances indicate the carrying amount of the asset group that includes these assets is not recoverable. An asset group is the lowest level for which its cash flows are independent of the cash flows of other asset groups. The carrying value of an asset group is considered unrecoverable if the carrying value exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. The impairment loss is measured by the difference between the carrying value of the asset group and its fair value. We generally estimate the fair value of an asset group using an income approach or quoted market price, whichever is applicable.
See Note 8 to our consolidated financial statements for further details on impairments of Long-Lived Assets.
Income Taxes and Tax Contingencies. We are subject to income taxes in the U.S. and many foreign jurisdictions. In determining our consolidated provision for income taxes for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the determination of the recoverability of certain deferred tax assets and the calculation of certain tax liabilities, which arise from temporary differences between the tax and financial statement recognition of revenue and expense and net operating losses.
In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions, including the amount of future pre-tax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.
We currently have recorded valuation allowances that we will maintain until it is more likely than not the deferred tax assets will be realized. Our income tax expense recorded in the future may be reduced to the extent of decreases in our valuation allowances. The realization of our remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income may require that we record an additional valuation allowance against our deferred tax assets. An increase in a valuation allowance could result in additional income tax expense in such period and could have a significant impact on our future earnings. Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on our deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on our financial condition, results of operations or cash flows.
In connection with the enactment of the Tax Cuts and Jobs Act (“2017 Act”), we estimated the associated tax effects and recorded a provisional tax charge of $80.7 million in our consolidated financial statements at December 31, 2017 in accordance with ASC 740, “Income Taxes” and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 118 (“SAB No. 118”). In addition, we adopted ASU No. 2018-02 at December 31, 2017. Accordingly, we elected to reclassify $150.5 million related to the income tax effect of the 2017 Act on our U.S. pension and retirement plans from Accumulated Other Comprehensive Income (“AOCI”) to retained earnings. In accordance with our accounting policy, we release income tax effects from AOCI once the reason the tax effects were established cease to exist. During 2018 we continued to assess and have finalized the tax impact of the 2017 Act as of December 31, 2018. We recorded an incremental charge of $14.2 million in our consolidated financial statements for the year ended December 31, 2018, related to the tax liability on the undistributed earnings from non-U.S. subsidiaries. We have also made an accounting policy election to provide for tax expense related to the Global Intangible Low-Taxed Income (“GILTI”) in the period when the tax is incurred. See Note 5 to our consolidated financial statements.
Foreign Currency Translation. For all operations outside the U.S. where we have designated the local currency as the functional currency, assets and liabilities are translated using the end-of-year exchange rates, and revenues and expenses are translated using monthly average exchange rates. For those countries where we designate the local currency as the functional currency, translation adjustments are accumulated in a separate component of shareholders’ equity. Foreign currency transaction gains and losses are recognized in earnings in the consolidated statement of operations and comprehensive income. We recorded foreign currency transaction losses of $2.2 million, $4.6 million and $1.2 million for the years ended December 31, 2018, 2017 and 2016.
Earnings Per Share (“EPS”) of Common Stock. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed based on the weighted average number of common shares outstanding plus the dilutive effect of common shares potentially issuable in connection with awards outstanding under our stock incentive plans (i.e., restricted stock units, stock options and contingently issuable shares) for the period. Contingently issuable shares are shares whose issuance is contingent upon the satisfaction of certain conditions other than just service. Our performance-based restricted stock units are deemed to be contingently issuable shares. In the case of a net loss, the dilutive effect of the awards outstanding under our stock incentive plans are not included in the computation of the diluted loss per share as the effect of including these shares in the calculation would be anti-dilutive. The dilutive effect of awards outstanding under our stock incentive plans reflected in diluted earnings per share is calculated under the treasury stock method.
We assess if any of our share-based payment transactions are deemed participating securities prior to vesting and therefore need to be included in the earnings allocation when computing EPS under the two-class method. The two-class method requires earnings to be allocated between common shareholders and holders of participating securities. All outstanding unvested share-based payment awards that contain non-forfeitable rights to dividends are considered to be a separate class of common stock and should be included in the calculation of basic and diluted EPS. Based on a review of our stock-based awards, we have determined that none of our stock-based awards are deemed participating securities.
Stock-Based Compensation. The compensation expense of our stock-based compensation programs is calculated by estimating the fair value of each stock-based award at the date of grant. The stock-based compensation expense is recognized over the shorter of the award’s vesting period or the period from the date of grant to the date when retirement eligibility is achieved. In addition, we estimate future forfeitures in calculating the stock-based compensation expense as opposed to only recognizing these forfeitures and the corresponding reductions in expense as they occur.
For restricted stock unit awards which vest based solely on service, the fair value is estimated by using the average of the high and low prices of our common stock on the date of grant.
For performance-based restricted stock units which have performance conditions, the fair market value is estimated by using the average of the high and low prices of our common stock on the date of grant. Compensation cost recognized over the performance period is based on the expected outcome of the performance condition. For performance-based restricted stock units which have market conditions, the fair market value is estimated on the date of grant using a Monte Carlo valuation model, which estimates possible outcomes of the market conditions. Incorporated into the fair value of these awards is the possibility that the market conditions may not be satisfied. Compensation cost related to awards with market conditions are recognized regardless of whether the market condition is satisfied, provided that the requisite service has been satisfied. The Monte Carlo valuation model requires that we make assumptions about the stock price volatility, dividend yield, expected term of the award and risk-free interest rates. Our expected stock price volatility assumption is derived from the historical volatility of our common stock or for certain awards, a blend of historical volatility and, when available, implied volatility of our common stock. The expected dividend yield assumption is determined by dividing our most recent quarterly dividend payment by the average of the stock price from the three months preceding the grant date. The result is then annualized and compounded. Our expected term assumption is based on the period from date of grant through the end of the performance evaluation period. Our risk-free interest rate assumption corresponds to the expected term and is based on the U.S. Treasury yield curve in effect at the time of grant.
For stock option awards and employee purchase rights under the Employee Stock Purchase Plan (“ESPP”), the fair value is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model requires that we make assumptions about the stock price volatility, dividend yield, expected term of the stock option and risk-free interest rates. Our expected stock price volatility assumption is derived from the historical volatility of our common stock. The expected dividend yield assumption is determined by dividing the anticipated annual dividend payment by the stock price on the date of grant. For stock option awards, we determine our expected term assumption using a midpoint scenario that combines our historical exercise data with hypothetical exercise data for our unexercised stock options. For the ESPP, the expected term assumption is equal to the six month offering period. Our risk-free interest rate assumption corresponds to the expected term assumption and is based on the U.S. Treasury yield curve in effect at the time of grant.
If factors change, we may decide to use different assumptions under our valuation models and our forfeiture assumption in the future, which could materially affect our stock-based compensation expense, operating income, net income and earnings per share.
Our stock-based compensation programs are described more fully in Note 11 to our consolidated financial statements.
Financial Instruments. We use financial instruments, including foreign exchange forward contracts, foreign exchange option contracts and interest rate derivatives, to manage our exposure to movements in foreign exchange rates and interest rates. The use of these financial instruments modifies our exposure to these risks in order to minimize the potential negative impact and/or to reduce the volatility that these risks may have on our financial results.
We use foreign exchange forward and foreign exchange option contracts to hedge certain non-functional currency denominated intercompany and third-party transactions. In addition, foreign exchange forward and foreign exchange option contracts are used to hedge certain of our foreign net investments. From time to time, we use interest rate swap contracts to hedge our long-term fixed-rate debt and/or our short-term variable-rate debt.
We recognize all such financial instruments on the balance sheet at their fair values, as either assets or liabilities, with an offset to earnings or other comprehensive earnings, depending on whether the derivative is designated as part of an effective hedge transaction and, if it is, the type of hedge transaction. During 2018, we early adopted ASU No. 2017-12, “Derivatives and Hedging (Topic 815).” If a derivative instrument meets hedge accounting criteria as prescribed in the guidance, it is designated as one of the following on the date it is entered into:
Cash Flow Hedge - A hedge of the exposure to variability in the cash flows of a recognized asset, liability or a forecasted transaction. For qualifying cash flow hedges, the changes in fair value of hedging instruments are reported as Other Comprehensive Income (“OCI”) and are reclassified to earnings in the same line item associated with the hedged item when the hedged item impacts earnings.
Fair Value Hedge - A hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment. For qualifying fair value hedges, the change in fair value of the hedged item attributable to the hedged risk and the change in the fair value of the hedge instrument is recognized in earnings and presented in the same income statement line item.
We formally document all relationships between hedging instruments and hedged items for a derivative to qualify as a hedge at inception and throughout the hedged period, and we have documented policies for managing our exposures. Derivative financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedge instrument and the item being hedged. The hedge accounting effectiveness is monitored on an ongoing basis, and if considered ineffective, we discontinue hedge accounting prospectively. See Note 7 to our consolidated financial statements.

Fair Value Measurements. We account for certain assets and liabilities at fair value. We define fair value as the exchange price that would be received for an asset or paid to transfer a liability (in either case an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level Input	Input Definition
Level I	Observable inputs utilizing quoted prices (unadjusted) for identical assets or liabilities in active markets at the measurement date.

Level II	Inputs other than quoted prices included in Level I that are either directly or indirectly observable for the asset or liability through corroboration with market data at the measurement date.

Level III
Unobservable inputs for the asset or liability in which little or no market data exists, therefore requiring management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
The estimated fair values of financial assets and liabilities and certain non-financial assets and liabilities, which are presented herein, have been determined by our management using available market information and appropriate valuation methodologies. However, judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein may not necessarily be indicative of amounts we could realize in a current market sale. See Note 7 to our consolidated financial statements.
Note 2. Recent Accounting Pronouncements
We consider the applicability and impact of all ASUs and applicable authoritative guidance. The ASUs not listed below were assessed and determined to be either not applicable or are expected to have an immaterial impact on our consolidated financial position and/or results of operations.
Recently Adopted Accounting Pronouncements
In August 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-12. The standard expands component and fair value hedging, specifies the presentation of the effects of hedging instruments, and eliminates the separate measurement and presentation of hedge ineffectiveness. The standard is effective for annual and interim periods beginning after December 15, 2018. This authoritative guidance can be adopted early in any interim period but has to be applied retrospectively to the beginning of the annual period. We early adopted this authoritative guidance in the second quarter of 2018 and it did not have a material impact on our consolidated financial statements. See Note 8 to our consolidated financial statements.
In May 2017, the FASB issued ASU No. 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting.” The standard amends the scope of modification accounting for share-based payments arrangements. An entity would not apply modification accounting if the fair value, vesting conditions and classification of the awards are the same immediately before and after the modification. The standard was effective for annual and interim periods beginning after December 15, 2017. The adoption of this authoritative guidance in the first quarter of 2018 did not have a material impact on our consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-07, “Compensation - Retirement Benefits (Topic 715) - Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefits Cost.” The standard amends the requirements in ASC Topic 715, “Compensation - Retirement Benefits” related to the income statement presentation of the components of net periodic benefit cost for an entity's sponsored defined benefit pension and other postretirement plans. The standard requires entities to disaggregate the current service-cost component from the other components of net benefit cost and present it with other current compensation costs for related employees in the income statement and present the other components elsewhere in the income statement outside of income from operations if such subtotal is presented. Entities are required to disclose the income statement lines that contain the other components if they are not presented on appropriately described lines. An entity is only allowed to capitalize the service-cost component of net benefit cost. The standard was effective for annual and interim periods beginning after December 15, 2017. The adoption of this authoritative guidance in the first quarter of 2018 did not have a material impact on our consolidated financial statements. See Note 11 to our consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” The standard provides a framework to use in determining when a set of assets and activities is a business. The standard requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If the fair value meets this threshold, the set of transferred assets and activities is not a business. The standard also requires a business to include at least one substantive process and narrows the definition of outputs by more closely aligning it with how outputs are described in ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The standard was effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2017. Entities must apply the guidance prospectively to any transactions occurring within the period of adoption. The adoption of this authoritative guidance in the first quarter of 2018 did not have an impact on our consolidated financial statements.
In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory.” The standard eliminates the exception within Topic 740 of the immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory. As a result of the removal of the exception, a reporting entity would recognize the tax expense from the sale of the asset in the seller's tax jurisdiction when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. Any deferred tax asset that arises in the buyer's jurisdiction would also be recognized at the time of the transfer. The standard was effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2017. Entities must apply the modified retrospective approach, with a cumulative-effect adjustment recorded in retained earnings as of the beginning of the period of the adoption. The adoption of this authoritative guidance in the first quarter of 2018 did not have an impact on our consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force).” The standard amends the guidance in ASC 230 on the classification of certain cash receipts and payments in the statement of cash flows. The standard was effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2017. Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively from the earliest date practicable if retrospective application would be impracticable. The adoption of this authoritative guidance in the first quarter of 2018 did not have an impact on our consolidated financial statements.
New Revenue Recognition Standard:
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which replaces and supersedes the existing revenue standard (Topic 605).” ASU No. 2014-09 was amended in 2015 and 2016.
ASU No. 2014-09 and its related amendments (the new revenue standard or Topic 606) provides a single comprehensive model used in accounting for revenue from contracts with customers. The core principle of this guidance is that an entity should recognize revenue in an amount that reflects the consideration to which the entity expects to be entitled in exchange for the transfer of promised goods and services to customers. The guidance also requires additional disclosure of information about the nature, amount, timing and uncertainty of revenue and cash flows from a contract with a customer. The new guidance also includes Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer.
On January 1, 2018, we adopted the new revenue standard and applied it to all contracts using the modified retrospective method. We recognized the cumulative effect of applying the new revenue standard as an adjustment to the opening balance of retained earnings. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods (Topic 605). The cumulative effect of the changes made to our consolidated balance sheet as of January 1, 2018 due to the adoption of the new revenue standard was as follows:

	Balance at December 31, 2017	Adjustment Increase (Decrease)	Balance at January 1, 2018
ASSETS
Accounts Receivable (1)(3)	$596.8	$(318.9)	$277.9
Other Current Assets (2)	1.6	3.3	4.9
Deferred Income Tax (4)	57.1	25.8	82.9
Deferred Costs (5)	—	74.4	74.4
Other Non-Current Assets (2)	60.8	2.2	63.0
LIABILITIES
Accounts Payable (3)	$37.4	$12.1	$49.5
Short-Term Deferred Revenue (1)(6)(7)	684.4	(145.2)	539.2
Other Non-Current Liabilities (1)	100.7	1.3	102.0
EQUITY
Retained Earnings (4)(5)(6)(7)	$3,176.3	$(81.4)	$3,094.9
The adjustments relate to the following items:

1.
Under the new standard, we recognize a receivable when the right to consideration is unconditional and due, which is generally when we invoice. The adjustment to receivables reverses amounts where the right to the consideration was not unconditional and revenue was not recognized. Unconditional amounts received or due in advance of performance are presented as receivables and deferred revenue (contract liability). Deferred revenue represents our obligation to transfer products to a customer for which we have received consideration, or an amount is due.

2.
We recognize a contract asset when our right to consideration for products transferred to the customer is conditional on something other than the passage of time. We have non-cancelable multi-year contracts in which the consideration increases each contract year. This can result in a contract asset representing revenue we recognized before consideration is due and unconditional.

3.
Under the new standard, price concessions, refunds or credits are variable consideration representing an estimated reduction in the consideration we expect to receive from contracts with customers. This estimate is included in accounts payable because it does not relate to future performance. Under Topic 605 this amount was recognized as an allowance for sales cancellations as a reduction of receivables.

4.	The adjustment to retained earnings is net of income tax effects.

5.	Under the new standard, we deferred incremental sales commissions to obtain new contracts which are amortized over the estimated period of benefit.

6.
In contracts where we promise to provide the customer the latest set of data at scheduled intervals, we identified each data set as a distinct and separate performance obligation. Each performance obligation is satisfied at a point in time, on delivery of the data. Under Topic 605, we recognized the majority of revenue on delivering the initial data set and deferred an amount based on estimated changes to the data over the contract term.

7.
Contracts with customers are modified frequently as they purchase additional products or change products. We elected to use a transition practical expedient and aggregated the effect of all contract modifications that occurred prior to January 1, 2018 instead of accounting for each contract modification separately.

None of the adjustments described above affected net cash provided from operating, investing or financing activities.

The impact of the adoption of the new revenue standard on our consolidated financial statements for the year ended December 31, 2018 was as follows:

	For the Year Ended December 31, 2018
Income Statement	As Reported	Without Adoption of Topic 606	Effect of Change Higher (Lower)
Revenue	$1,716.4	$1,747.5	$(31.1)
Selling and Administrative Expenses	613.0	646.1	(33.1)
Operating Income	428.9	426.9	2.0
Income (Loss) Before Provision for Income Taxes and Equity in Net Income of Affiliates	373.1	371.1	2.0
Less: Provision for Income Taxes	81.6	80.4	1.2
Net Income (Loss) from Continuing Operations	294.3	293.5	0.8
Net Income (Loss) Attributable to Dun & Bradstreet	288.1	287.3	0.8
Basic Earnings (Loss) Per Share of Common Stock	$7.76	$7.74	$0.02
Diluted Earnings (Loss) Per Share of Common Stock	$7.72	$7.69	$0.03

	At December 31, 2018
Balance Sheet	As Reported	Without Adoption of Topic 606	Effect of Change Higher (Lower)
ASSETS
Accounts Receivable	$270.8	$657.1	$(386.3)
Other Current Assets	3.4	2.2	1.2
Deferred Income Tax	42.7	65.9	(23.2)
Deferred Costs	104.1	—	104.1
Other Non-Current Assets	42.9	40.3	2.6
LIABILITIES
Accounts Payable	$36.3	$29.2	$7.1
Accrued Income Taxes	13.7	62.3	(48.6)
Short-Term Deferred Revenue	529.1	712.5	(183.4)
Other Non-Current Liabilities	100.5	97.2	3.3
EQUITY
Retained Earnings	$3,325.0	$3,405.2	$(80.2)

	For the Year Ended December 31, 2018
Cash Flows	As Reported	Without Adoption of Topic 606	Effect of Change Higher (Lower)
Net Income from Continuing Operations	$294.3	$293.5	$0.8
Changes in Deferred Income Taxes, Net	46.2	3.0	43.2
Changes in Accrued Income Taxes, Net	(24.8)	17.4	(42.2)
(Increase) Decrease in Accounts Receivable	9.5	(59.7)	69.2
(Increase) Decrease in Other Current Assets	0.3	0.6	(0.3)
Increase (Decrease) in Deferred Revenue	(15.1)	33.0	(48.1)
Increase (Decrease) in Accounts Payable	(12.6)	(7.4)	(5.2)
(Increase) Decrease in Other Long-Term Assets	(13.5)	4.2	(17.7)
Net Increase (Decrease) in Long-Term Liabilities	(55.8)	(56.1)	0.3
Net Cash Provided by Operating Activities	325.4	325.4	—

None of the adjustments described above affected net cash from operating, investing or financing activities.
Recently Issued Accounting Pronouncements
In August 2018, the FASB issued ASU No. 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract: Disclosures for Implementation Costs Incurred for Internal-Use
Software and Cloud Computing Arrangements - a consensus of the EITF.” The standard aligns the accounting for costs incurred to implement a cloud computing arrangement that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. Entities are permitted to apply either a retrospective or prospective transition approach to adopt the guidance. When prospective transition is chosen, entities must apply the transition requirements to any eligible costs incurred after adoption. The guidance may be early adopted in any annual or interim period for which financial statements have not yet been issued or made available for issuance. The standard is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years beginning after December 15, 2019 for public companies. For all other entities, the standard is effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. We are currently assessing the impact of the adoption of this authoritative guidance on our consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-14, “Compensation-Retirement Benefits-Defined Benefit Plans-
General (Topic 715-20): Changes to the Disclosure Requirements for Defined Benefit Plans.” The standard amends ASC 715, “Compensation - Retirement Benefits,” to add, remove, and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The amendments are to be applied retrospectively. The standard is effective for fiscal years ending after December 15, 2020 for public companies. For all other companies the standard is effective for fiscal years ending after December 15, 2021. Early adoption is permitted. The adoption of this authoritative guidance will not have a material impact on our consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The standard changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. Entities will have to disclose significantly more information, including information they use to track credit quality by year of origination for most financing receivables. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2019. The guidance requires entities to apply the amendments through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). For certain assets (such as debt securities for which an other-than-temporary impairment has been recognized before the effective date), a prospective transition approach is required. We do not expect the adoption of this authoritative guidance will have a material impact on our consolidated financial statements.

New Lease Standard:
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” This standard requires entities that lease assets to recognize on the balance sheet, subject to certain exceptions, the assets and liabilities for the rights and obligations created by those leases. The standard is effective for fiscal years and the interim periods within those fiscal years beginning after December 15, 2018 for public companies. For all other entities, the standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The guidance is required to be applied by the modified retrospective transition approach. Early adoption is permitted.
In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842 - Leases.” The standard provides narrow amendments and technical corrections to clarify certain aspects of the new leases standard. The standard has the same effective date as ASU No. 2016-02.
In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842) - Targeted Improvements.” The standard adds a transition option to the new leases standard that allows entities the option not to adopt the standard as of the earliest period presented but rather provides the opportunity to be applied as of the adoption date. The standard also provides a practical expedient that gives lessors an option to combine non-lease and associated lease components when certain criteria are met and requires a lessor to account for the combined component in accordance with the new revenue standard if the associated non-lease components are the predominant component. The standard has the same effective date as ASU No. 2016-02.
We are currently assessing the impact of the adoption of this authoritative guidance on our consolidated financial statements. However, we anticipate that the adoption of this standard will have a material impact on our consolidated balance sheet. We are planning on electing the package of practical expedients which permits us to not reassess prior conclusions related to contracts containing leases, lease classification and initial direct costs. We are also evaluating other practical expedients available under the guidance.
Note 3 -- Revenue
We generate revenue from licensing our data and providing related data services to our customers. Our data is integrated into our hosted or on-premise software applications. Data is also delivered directly into customer third-party applications (or our on-premise applications) using our application programming interfaces (“API”) or as computer files. Some of our data and reports can be purchased through our websites individually or in packages.
Most of our revenue comes from customers we contract with directly. We also license data, trademarks and related technology and support services to our Worldwide Network partners for exclusive distribution of our products to customers in their territories. We also license our data to our alliance partners who use the data to enhance their own products or enable it to be seamlessly delivered to their customers.
Revenue is net of any sales or indirect taxes collected from customers, which are subsequently remitted to government authorities.
Performance Obligations and Revenue Recognition
All our customers license our data and/or software applications. The license term is generally a minimum of 12 months and non-cancelable. If the customer can benefit from the license only in conjunction with a related service, the license is not distinct and is combined with the other services as a single performance obligation.
We recognize revenue when (or as) we satisfy a performance obligation by transferring promised licenses and or services underlying the performance obligation to the customer. Some of our performance obligations are satisfied over time as the product is transferred to the customer. Performance obligations which are not satisfied over time are satisfied at a point in time.
Determining whether the products and services in a contract are distinct and identifying the performance obligations requires significant judgment. When we assess contracts with customers we determine if the data we promise to transfer to the customer is individually distinct or is combined with other licenses or services which together form a distinct product or service and a performance obligation. We also consider if we promise to transfer a specific quantity of data or provide unlimited access to data.

We determined that when customers can purchase a specified quantity of data based on their selection criteria and data layout, each data record is distinct and a performance obligation, satisfied on delivery. If we promise to update the initial data set at specified intervals, each update is a performance obligation, which we satisfy when the update data is delivered.
When we provide customers continuous access to the latest data using our API-based and online products, the customer can consume and benefit from this content daily as we provide access to the data. We determined that for this type of offering our overall promise is a service of daily access to data which represents a single performance obligation satisfied over time. We recognize revenue ratably for this type of performance obligation.
Customers can purchase unlimited access to data in many of our products for the non-cancelable contract term. These contracts are priced based on their anticipated usage volume of the product and we have the right to increase the transaction price in the following contract year if usage in the current contract year exceeds certain prescribed limits. The limits are set at a level that the customer is unlikely to exceed so in general, we fully constrain any variable consideration until it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty is resolved. For these contracts the performance obligation is satisfied over time as we provide continuous access to the data. We recognize revenue ratably over the contract term.
For products sold under our annual and monthly discount plans the customer receives a discount based on the amount they commit to spend annually, or the actual amount spent at the end of each monthly billing cycle. Each report or data packet purchased is a separate performance obligation which is satisfied when the report or data packet is delivered. The customer can also purchase a monitoring service on the report or data packet which is a performance obligation satisfied over time because the customer benefits from the service as we monitor the data and provide alerts when the data changes. We recognize revenue ratably over the monitoring period.
In some contracts, including annual discount plans, the customer commits to spend a fixed amount on the products. Breakage occurs if the customer does not exercise all their purchasing rights under the contract. We recognize breakage at the end of the contract when the likelihood of the customer exercising their remaining rights becomes remote.
Many of our contracts provide the customer an option to purchase additional products. If the option provides the customer a discount which is incremental to discounts typically given for those products, the contract provides the customer a material right that it would not receive without entering into the contract. An amount of the transaction price is allocated to the material right performance obligation and is recognized when the customer exercises the option or when the option expires.
We have long-term contracts with our Worldwide Network partners. These contracts are typically for an initial term of up to 10 years and automatically renew for further terms unless notice is given before the end of the initial or renewal term. We grant each Partner the exclusive right to sell our products in the countries that constitute their territory. We provide them access to data, use of our brand and technology and other services and support necessary for them to sell our products and services in their territory. We determined this arrangement is a series of distinct services and represents a single performance obligation satisfied over time. These contracts contain multiple streams of consideration, some of which are fixed and some are variable. These variable amounts are allocated to the specific service period during which the sales or usage occurred if the variable amount is commensurate with the benefit to the customer of the additional service and is consistent with our customary pricing practices. Otherwise the variable amount is accounted for as a change in the transaction price for the contract. We recognize revenue ratably for this performance obligation.
We license our data to our alliance partners. Most contracts specify the number of licensed records or data sets to be delivered. If the licenses are distinct, we satisfy them on delivery of the data. Contract consideration is often a sales or usage-based royalty, sometimes accompanied by a guaranteed minimum amount. Any fixed consideration is allocated to each performance obligation based on the standalone selling price of the data. We apply the variable consideration exception for license revenue in the form of royalties when the license is the sole or predominant item to which the royalty relates. Royalty revenue is recognized when the later of the following events have occurred: (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all the royalty has been allocated has been satisfied (or partially satisfied).
Contracts with Multiple Performance Obligations
Our contracts with customers often include promises to transfer multiple performance obligations. For these contracts we allocate the transaction price to each performance obligation in the contract on a relative standalone selling price basis. The standalone selling price is the price at which we would sell the promised service separately to a customer. We use the observable price based on prices in contracts with similar customers in similar circumstances.

We allocate variable consideration to a performance obligation or a distinct product if the terms of the variable payment relate specifically to our efforts to satisfy the performance obligation or transfer the distinct product and the allocation is consistent with the allocation objective. If these conditions are not met or the transaction price changes for other reasons after contract inception, we allocate the change on the same basis as at contract inception.
Contract Combinations and Modifications
Many of our customers have multiple contracts for various products. Contracts entered into at or near the same time with the same customer are combined into a single contract when they are negotiated together with a single commercial objective or the contracts are related in other ways.
Contract modifications are accounted for as a separate contract if additional products are distinct and the transaction price increases by an amount that reflects the standalone selling prices of the additional products. Otherwise, we generally account for the modifications as if they were the termination of the existing contracts and creation of new contracts if the remaining products are distinct from the products transferred before the modification. The new transaction price is the unrecognized revenue from the existing contracts plus the new consideration. This amount is allocated to the remaining performance obligations based on the relative standalone selling prices.
The total amount of the transaction price for our revenue contracts allocated to performance obligations that are unsatisfied (or partially unsatisfied) is as follows:

	2019	2020	2021	2022	2023	Thereafter	Total
Future Revenue	$1,136.9	$383.1	$216.6	$73.1	$48.1	$263.5	$2,121.3
The table of future revenue does not include any amount of variable consideration that is a sales or usage-based royalty in exchange for distinct data licenses or that is allocated to a distinct service period within a single performance obligation that is a series of distinct service periods.
Contract Balances

	At December 31, 2018	At January 1, 2018
Accounts Receivable	$270.8	$277.9
Short-Term Contract Assets	1.3	3.3
Long-Term Contract Assets	2.6	2.2
Short-Term Deferred Revenue	529.1	539.2
Long-Term Deferred Revenue	7.3	6.2
We recognize a receivable when we have an unconditional right to consideration and only the passage of time is required before payment of that consideration is due. If we recognize a receivable before we transfer products to the customer, we also recognize deferred revenue, which is also defined as a contract liability under the new revenue guidance. Deferred revenue represents our obligation to transfer products to the customer for which we have received consideration (or an amount of consideration is due) from the customer. When we transfer products or services to the customer before payment is received or is due, and our right to consideration is conditional on future performance or other factors in the contract, we recognize a contract asset. We assess each contract to determine if the net contract position is a net contract liability or net contract asset.
The decrease in deferred revenues and contract assets of $9.0 million and $1.6 million, respectively, for the year ended December 31, 2018 is primarily due to $472.6 million of revenues recognized that were included in the deferred revenue balance at January 1, 2018, offset by cash payments received or due in advance of satisfying our performance obligations. The decrease in contract assets is primarily due to $5.5 million of contract assets included in the balance at January 1, 2018 that were reclassified to receivables when they became unconditional, largely offset by new contract assets recognized in the period, net of new amounts reclassified to receivables.

Assets Recognized for the Costs to Obtain a Contract
We have annual incentive plans under which we pay commissions to our sales people for initial and renewal contracts with customers. These commissions are incremental costs of obtaining these contracts and when recoverable are capitalizable as commission assets. We capitalize the commissions paid on new business which we expect to renew when the amount paid is proportionately higher than the amount paid on renewals. Commission assets are amortized on a straight-line basis over the period of benefit which is estimated at 2 to 7 years. We elected to use the practical expedient to expense commissions paid on renewals because the expected period of benefit is 12 months or less.
At December 31, 2018, commission assets, net of accumulated amortization included in Deferred Costs were $104.1 million. Amortization of commission assets for the year ended December 31, 2018 was $26.9 million.
Revenue Disaggregated by Major Product Category

	For the Year Ended December 31, 2018
	Total	Americas	Non-Americas
Risk Management Solutions:
Trade Credit	$653.1	$490.2	$162.9
Other Enterprise Risk Management	313.8	249.7	64.1
Sales & Marketing Solutions:
Sales Acceleration	317.8	293.3	24.5
Advanced Marketing Solutions	431.7	397.2	34.5
Total Revenue	$1,716.4	$1,430.4	$286.0

	For the Year Ended December 31, 2017
	Total	Americas	Non-Americas
Risk Management Solutions:
Trade Credit	$673.5	$503.0	$170.5
Other Enterprise Risk Management	336.3	272.9	63.4
Sales & Marketing Solutions:
Sales Acceleration	316.1	288.4	27.7
Advanced Marketing Solutions	416.6	383.9	32.7
Total Revenue	$1,742.5	$1,448.2	$294.3

	For the Year Ended December 31, 2016
	Total	Americas	Non-Americas
Risk Management Solutions:
Trade Credit	$687.9	$518.5	$169.4
Other Enterprise Risk Management	323.9	256.9	67.0
Sales & Marketing Solutions:
Sales Acceleration	283.2	263.3	19.9
Advanced Marketing Solutions	408.7	377.4	31.3
Total Revenue	$1,703.7	$1,416.1	$287.6
See Note 15 for additional information on the disaggregation of revenue by customer solution set and geographical market.
Note 4. Restructuring Charge
We incurred restructuring charges (which generally consist of employee severance and termination costs, contract terminations and/or costs to terminate lease obligations less assumed sublease income). These charges were incurred as a result of eliminating, consolidating, standardizing and/or automating our business functions. See Note 1 to our consolidated financial statements for further detail on our accounting policies related to restructuring charges.
During the year ended December 31, 2018, we recorded a $25.4 million restructuring charge. This charge consists of:

•
Severance costs of $22.3 million in accordance with the provisions of ASC 712-10. Approximately 390 employees were impacted. Of these 390 employees, approximately 370 employees exited the Company in 2018, with the remaining employees to exit the Company in 2019. The cash payments for these employees will be completed by the end of 2019; and

•	Contract termination, lease termination obligations and other exit costs, including those to consolidate or close facilities of $3.1 million.

During the year ended December 31, 2017, we recorded a $32.1 million restructuring charge. This charge consists of:

•
Severance costs of $26.0 million in accordance with the provisions of ASC 712-10. Approximately 420 employees were impacted. Of these 420 employees, approximately 365 employees exited the Company in 2017, and the remaining employees exited the Company in 2018. The cash payments for these employees were completed by the end of 2018; and

•	Contract termination, lease termination obligations and other exit costs including those to consolidate or close facilities of $6.1 million.
During the year ended December 31, 2016, we recorded a $22.1 million restructuring charge. This charge consists of:

•
Severance costs of $21.8 million in accordance with the provisions of ASC 712-10. Approximately 380 employees were impacted. Of these 380 employees, approximately 355 employees exited the Company in 2016, and the remaining employees exited the Company in 2017. The cash payments for these employees were substantially completed by the end of 2017; and

•	Contract termination, lease termination obligations and other exit costs including those to consolidate or close facilities of $0.3 million.
The following tables set forth, in accordance with ASC 712-10 and/or ASC 420-10, the restructuring reserves and utilization:

	Severance and Termination	Contract Termination, Lease Termination Obligations and Other Exit Costs	Total
Restructuring Charges:
Balance Remaining as of January 1, 2016	$18.6	$2.3	$20.9
Charge Taken during the Year Ended December 31, 2016	21.8	0.3	22.1
Payments Made during the Year Ended December 31, 2016	(32.1)	(0.9)	(33.0)
Balance Remaining as of December 31, 2016	$8.3	$1.7	$10.0
Charge Taken during the Year Ended December 31, 2017	26.0	6.1	32.1
Payments Made during the Year Ended December 31, 2017	(21.6)	(4.3)	(25.9)
Balance Remaining as of December 31, 2017	$12.7	$3.5	$16.2
Charge Taken during the Year Ended December 31, 2018	22.3	3.1	25.4
Payments Made during the Year Ended December 31, 2018	(30.3)	(3.7)	(34.0)
Balance Remaining as of December 31, 2018	$4.7	$2.9	$7.6

For initiatives taken during the years ended December 31, 2017 and 2016, all actions were substantially completed as of December 31, 2018.

Note 5. Accumulated Other Comprehensive Income (Loss)
The following table summarizes the changes in the accumulated balances for each component of AOCI as of December 31, 2018 and 2017:

	Foreign Currency Translation Adjustments	Defined Benefit Pension Plans	Derivative Financial Instruments	Total
December 31, 2016	$(266.2)	$(683.4)	$—	$(949.6)
Other Comprehensive Income Before Reclassifications	48.0	8.7	—	56.7
Amounts Reclassified From Accumulated Other Comprehensive Income, net of tax	—	(124.0)	—	(124.0)
December 31, 2017	$(218.2)	$(798.7)	$—	$(1,016.9)
Other Comprehensive Income Before Reclassifications	(17.3)	(51.3)	(0.3)	(68.9)
Amounts Reclassified From Accumulated Other Comprehensive Income, net of tax	—	31.7	—	31.7
December 31, 2018	$(235.5)	$(818.3)	$(0.3)	$(1,054.1)
The following table summarizes the reclassifications out of AOCI as of December 31, 2018, 2017 and 2016:

Details About Accumulated Other Comprehensive Income Components	Affected Line Item in the Statement Where Net Income is Presented	Amount Reclassified from Accumulated Other Comprehensive Income
		For the Years Ended December 31,
		2018	2017	2016
Foreign Currency Translation Adjustments:
Sale of Business	Other Income (Expense) - Net	$—	$—	$89.5

Defined Benefit Pension Plans:
Amortization of Prior Service Credits	Selling and Administrative Expenses	$—	$(0.4)	$(0.9)
	Operating Expenses	—	(0.2)	(0.5)
Amortization of Actuarial (Gain) Loss	Selling and Administrative Expenses	24.4	25.0	25.0
	Operating Expenses	16.5	13.5	12.2
Total Before Tax		40.9	37.9	35.8
Tax (Expense) Benefit		(9.2)	(11.4)	(12.0)
Total After Tax		$31.7	$26.5	$23.8

Other Pension-Related Adjustment (1)	Retained Earnings	$—	$(150.5)	$—

Total Reclassifications for the Period, Net of Tax		$31.7	$(124.0)	$113.3
(1) Related to the reclassification of the tax effect on the unrecognized actuarial losses for our U.S. pension and postretirement benefit plans due to the reduction of the federal corporation income tax rate as a result of the enactment of the 2017 Act and the adoption of ASU No. 2018-02. See Note 2 and Note 6 to our consolidated financial statements for further detail.

Note 6. Income Taxes

On December 22, 2017, the 2017 Act was signed into law. The 2017 Act contains several key provisions that have significant effects to our financial statements, such as a permanent reduction of the U.S. federal corporate income tax rate to 21%, imposing a one-time mandatory tax (“Toll Charge”) on deemed repatriation related to accumulated undistributed foreign earnings through December 31, 2017 and expensing of capital investments. In accordance with ASC 740, the tax effect associated with the enactment of the 2017 Act is required to be reflected in the financial statements in the period in which the law was enacted. The SEC also issued Staff Accounting Bulletin No. 118 to provide guidance to account for the income tax effects resulting from the enactment of the 2017 Act. As of December 31, 2017, we were able to determine the tax effect related to the remeasurement of deferred taxes, but we had not finalized the accounting for the Toll Charge. We recorded a total provisional charge of $80.7 million in our consolidated financial statements for the year ended December 31, 2017. This charge included $55.4 million primarily related to the estimated tax liability imposed by the 2017 Act on the undistributed earnings from non-U.S. subsidiaries and $25.3 million related to the remeasurement of our deferred tax assets as a result of the reduction in the U.S. federal corporate income tax rate from 35% to 21%. During 2018, we continued to assess the impact of the 2017 Act during the measurement period and as of December 31, 2018, we have finalized the accounting for the tax impact in our financial statements. Pursuant to the guidance, we recorded an incremental charge of $14.2 million in our consolidated financial statements for the year ended December 31, 2018, related to the tax liability on the undistributed earnings from non-U.S. subsidiaries. Effective January 1, 2018, we became subject to various provisions of the Tax Act including computations related to Global Intangible Low Taxes Income (“GILTI”), Foreign Derived Intangible Income (“FDII”), Base Erosion and AntiAbuse Tax (“BEAT”) and IRC Section 163(j) interest limitation (Interest Limitation). These additional provisions of the Tax Act had no material impact on our 2018 effective tax rate based on our current interpretation of the law as well as currently available information and may change as we receive additional clarification and implementation guidance. We have also made an accounting policy election to provide for tax expense related to the GILTI in the period when the tax is incurred.

Income before provision for income taxes consisted of:

	For the Years Ended December 31,
	2018	2017	2016
U.S.	$229.8	$201.2	$159.5
Non-U.S.	143.3	121.5	44.1
Income Before Provision for Income Taxes and Equity in Net Income of Affiliates	$373.1	$322.7	$203.6

The provision for income taxes consisted of:

	For the Years Ended December 31,
	2018	2017	2016
Current Tax Provision:
U.S. Federal	$(5.7)	$92.7	$47.8
State and Local	1.0	8.3	5.9
Non-U.S.	23.5	33.8	26.1
Total Current Tax Provision	$18.8	$134.8	$79.8
Deferred Tax Position:
U.S. Federal	$54.2	$47.6	$16.2
State and Local	9.8	(0.3)	1.4
Non-U.S.	(1.2)	(2.4)	2.5
Total Deferred Tax Provision	$62.8	$44.9	$20.1
Provision for Income Taxes	$81.6	$179.7	$99.9

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and our effective tax rate for financial statement purposes:

	For the Years Ended December 31,
	2018	2017	2016
Statutory Tax Rate	21.0%	35.0%	35.0%
State and Local Taxes, net of U.S. Federal Tax Benefits	2.9	2.1	2.2
Nondeductible Charges (1)	0.7	1.7	7.8
Impact of Sale of Benelux and Latin America (2)	—	—	15.1
U.S. Taxes on Foreign Income	0.8	4.8	1.7
Non-U.S. Taxes	(1.1)	(6.1)	(5.8)
Valuation Allowance	(0.1)	0.3	(0.2)
Interest	0.1	0.1	1.0
Tax Credits and Deductions	(2.7)	(7.5)	(5.4)
Tax Impact of Earnings Repatriation (3)	3.8	17.2	—
Tax Contingencies Related to Uncertain Tax Positions	(0.2)	0.3	(0.4)
Impact of Legacy Tax Matters (4)	—	—	(1.6)
Deferred Tax - Tax Rate Change (5)	—	7.8	—
Impact of Tax Accounting Method Change (6)	(3.6)	—	—
Other	0.3	—	(0.4)
Effective Tax Rate	21.9%	55.7%	49.0%
(1) The impact for 2016 includes a non-deductible legal reserve associated with the SEC and DOJ investigation of our China operations. The impact for 2017 reflects a reduction to the non-deductible legal reserve associated with the SEC and DOJ investigation of our China operations established in 2016.
(2) The impact for 2016 was primarily due to the non-deductible loss associated with the release of cumulative foreign currency translation adjustments as part of the divestiture of our Benelux and Latin American businesses in 2016.

(3)
The impact was due to the mandatory one-time tax on undistributed earnings from our non-U.S. subsidiaries as a result of the enactment of the 2017 Act, which includes a provisional charge in 2017 and measurement period adjustments in 2018 to finalize the calculation consistent with the guidance in SAB 118.

(4) The impact for 2016 was due to the release of reserves for uncertain tax positions as a result of the expiration of the statute of limitations for the 2012 tax year.
(5) The impact for 2017 reflects the effect of the reduction of the statutory U.S. Federal Corporate income tax rate, from 35% to 21%, on our net U.S. deferred tax assets resulting from the 2017 Act.
(6) The impact was due to a U.S. tax accounting method change approved by the Internal Revenue Service in April 2018.
Income taxes paid were $57.4 million, $91.8 million and $71.7 million for the years ended December 31, 2018, 2017 and 2016, respectively. Income taxes refunded were $2.3 million, $0.7 million and $1.2 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Deferred tax assets (liabilities) are comprised of the following:

	December 31,
	2018	2017
Deferred Tax Assets:
Operating Losses	$28.5	$36.8
Restructuring Costs	1.8	3.8
Bad Debts	4.4	3.8
Accrued Expenses	12.6	10.4
Capital Loss and Credit Carryforwards	10.5	13.3
Pension and Postretirement Benefits	126.3	120.6
Other	3.5	4.7
Total Deferred Tax Assets	187.6	193.4
Valuation Allowance	(34.4)	(39.1)
Net Deferred Tax Assets	$153.2	$154.3
Deferred Tax Liabilities:
Intangibles	$(111.1)	$(97.0)
Fixed Assets	(1.3)	(1.0)
Foreign Exchange	(2.4)	(2.7)
Other	(0.3)	(0.5)
Total Deferred Tax Liabilities	$(115.1)	$(101.2)
Net Deferred Tax Assets	$38.1	$53.1
As a result of the enactment of the 2017 Act, we have provisionally recorded U.S. income taxes and foreign withholding taxes on the undistributed earnings from our non-U.S. subsidiaries as of December 31, 2017, which was finalized subsequently within the one-year measurement period as of December 31, 2018. As of December 31, 2017, we no longer assert indefinite reinvestment for any historical unrepatriated earnings. Going forward we intend to reinvest indefinitely all earnings from our China and India subsidiaries and therefore have not provided for deferred income and foreign tax withholding taxes of less than $1.0 million related to $6.4 million of unremitted earnings.
We have federal, state and local, and foreign tax loss carryforwards, the tax effect of which was $28.5 million as of December 31, 2018. Of the $28.5 million, $21.3 million of these tax benefits have an indefinite carry-forward period with the remainder of $7.2 million expiring at various times between 2019 and 2036. Additionally, we have non-U.S. capital loss carryforwards. The associated tax effect was $9.7 million, $12.1 million and $11.2 million for the years ended December 31, 2018, 2017 and 2016, respectively.
We have established valuation allowances against certain U.S. state and non-U.S. net operating losses and capital loss carryforwards in the amounts of $33.8 million, $37.7 million and $31.9 million for the years ended December 31, 2018, 2017 and 2016, respectively, because in our opinion, certain U.S. state and non-U.S. net operating losses and capital loss carryforwards are more likely than not to expire before we can utilize them.
For the year ended December 31, 2018, we decreased our unrecognized tax benefits by $2.3 million (net of increases). The decrease primarily relates to a decrease in our uncertain tax positions in the U.S. The total amount of gross unrecognized tax benefits as of December 31, 2018, 2017 and 2016 were $5.4 million, $7.7 million and $7.0 million, respectively.
We or one of our subsidiaries file income tax returns in the U.S. federal, and various state, local and foreign jurisdictions. In the U.S. federal jurisdiction, we are no longer subject to examination by the Internal Revenue Service (“IRS”) for years prior to 2015. In state and local jurisdictions, with a few exceptions, we are no longer subject to examinations by tax authorities for years prior to 2015. In foreign jurisdictions, with a few exceptions, we are no longer subject to examinations by tax authorities for years prior to 2013.

The following is a reconciliation of the gross unrecognized tax benefits:

Gross Unrecognized Tax Benefits as of January 1, 2016	$9.1
Additions for Prior Years’ Tax Positions	5.8
Additions for Current Year’s Tax Positions	0.4
Settlements with Taxing Authority	(1.9)
Reduction in Prior Years’ Tax Positions	(0.7)
Reduction Due to Expired Statute of Limitations (1)	(5.7)
Gross Unrecognized Tax Benefits as of December 31, 2016	7.0
Additions for Prior Years’ Tax Positions	1.1
Additions for Current Year’s Tax Positions	0.6
Settlements with Taxing Authority	(0.1)
Reduction in Prior Years’ Tax Positions	(0.2)
Reduction Due to Expired Statute of Limitations (2)	(0.7)
Gross Unrecognized Tax Benefits as of December 31, 2017	7.7
Additions for Prior Years’ Tax Positions	1.7
Additions for Current Year’s Tax Positions	0.9
Settlements with Taxing Authority	(1.8)
Reduction in Prior Years’ Tax Positions	—
Reduction Due to Expired Statute of Limitations (3)	(3.1)
Gross Unrecognized Tax Benefits as of December 31, 2018	$5.4

(1)	The decrease was primarily due to the release of reserves as a result of the expiration of the statute of limitations for the 2012 tax year.

(2)	The decrease was primarily due to the release of reserves as a result of the expiration of the statute of limitations for the 2013 tax year.

(3)	The decrease was primarily due to the release of reserves as a result of the expiration of the statute of limitations for the 2014 tax year.
The amount of unrecognized tax benefits of the $5.4 million that, if recognized, would impact the effective tax rate is $5.1 million, net of tax benefits.
We recognize accrued interest expense related to unrecognized tax benefits in the Provision for Income Taxes line in the consolidated statement of operations and other comprehensive income. The total amount of interest expense, net of tax benefits, recognized for the years ended December 31, 2018, 2017 and 2016 was $0.2 million, $0.2 million and $0.3 million, respectively. The total amount of accrued interest as of December 31, 2018 and 2017 was $0.3 million and $0.4 million, respectively.
Note 7. Notes Payable and Indebtedness
Our borrowings are summarized in the following table:

		December 31, 2018			December 31, 2017
	Maturity	Principal Amount	Debt Issuance Costs and Discount*	Carrying Value	Principal Amount	Debt Issuance Costs and Discount*	Carrying Value

Debt Maturing Within One Year:
2018 Term Loan Facility		$15.0	$—	$15.0	$—	$—	$—
2015 Term Loan Facility		—	—	—	32.5	—	32.5
2018 Revolving Credit Facility		2.0	—	2.0	—	—	—
Total Short-Term Debt		$17.0	$—	$17.0	$32.5	$—	$32.5

Debt Maturing After One Year:
Ten Year 4.37% senior notes (1) (2)	December 1, 2022	$300.0	$2.1	$297.9	$300.0	$2.6	$297.4
Five Year 4.00% senior notes (1) (3)	June 15, 2020	300.0	1.2	298.8	300.0	2.0	298.0
2018 Term Loan Facility	June 19, 2023	277.5	0.6	276.9	—	—	—
2015 Term Loan Facility	Retired	—	—	—	320.0	0.9	319.1
2018 Revolving Credit Facility	June 19, 2023	246.0	—	246.0	—	—	—
2014 Revolving Credit Facility	Retired	—	—	—	731.1	—	731.1
Total Long-Term Debt		$1,123.5	$3.9	$1,119.6	$1,651.1	$5.5	$1,645.6
* Represents unamortized portion of debt issuance costs and discounts.
(1) The notes contain certain covenants that limit our ability to create liens, enter into sale and leaseback transactions and consolidate, merge or sell assets to another entity. We were in compliance with these non-financial covenants at December 31, 2018 and 2017. The notes do not contain any financial covenants.
(2) The interest rates are subject to an upward adjustment if our debt ratings decline three levels below the Standard & Poor’s® and/or Fitch® BBB+ credit ratings that we held on the date of issuance. After a rate adjustment, if our debt ratings are subsequently upgraded, the adjustment(s) would reverse. The maximum adjustment is 2.00% above the initial interest rates and the rates cannot adjust below the initial interest rates (see further discussion below).
(3) The interest rate is subject to an upward adjustment if our debt ratings decline one level below the Standard & Poor’s BBB- credit rating and/or two levels below the Fitch BBB credit rating that we held on the date of issuance. After a rate adjustment, if our debt ratings are subsequently upgraded, the adjustment(s) would reverse. The maximum adjustment is 2.00% above the initial interest rate and the rate cannot adjust below the initial interest rate (see further discussion below).

On March 27, 2017, Standard & Poor’s Ratings Services downgraded our corporate credit rating to BB+ from BBB-. As a result, and in accordance with the provisions of their indentures, the interest rates on each of our senior notes were adjusted above their initial stated coupons by 25 basis points commencing with the interest period during which the downgrade occurred. As a result of the coupon adjustment, the incremental interest cost for the year ended December 31, 2018 was $1.5 million. The incremental interest cost for the year ended December 31, 2017 was $2.7 million, which included a component that was retroactive to the commencement of the respective senior note interest periods in December 2016. The upward adjustment of the interest rates for the senior notes will remain until either the maturity of any one of the senior notes or a change in our corporate credit rating that triggers an adjustment in our interest rate coupons, whichever is earlier. On May 22, 2017, Fitch Ratings downgraded our corporate credit rating to BBB- from BBB. The interest rates on each of our senior notes were not impacted as a result of the downgrade. Any further downgrade in our corporate credit rating by either rating agency would result in additional increases in the interest rates of our senior notes. In addition, further downgrades may increase our overall cost of borrowing and/or may negatively impact our ability to raise additional debt capital.
In accordance with ASC 470, “Debt,” a short-term obligation that will be refinanced with successive short-term obligations may be classified as non-current as long as the cumulative period covered by the financing agreement is uninterrupted and extends beyond one year. Accordingly, the outstanding balances associated with the revolving credit facility were classified as “Long-Term Debt” as of December 31, 2018 and 2017, excluding outstanding borrowings that were subsequently repaid utilizing operating funds.
Term Loan Facility

On June 19, 2018, we replaced our then existing term loan with a new $300 million term loan credit agreement (“2018 Term Loan Facility”). The 2018 Term Loan Facility was scheduled to mature on June 19, 2023, replacing the prior term loan facility entered into on May 14, 2015, with a maturity date of November 13, 2020 (“2015 Term Loan Facility”). The transaction was accounted for as a debt extinguishment in accordance with ASC 470-50, “Debt - Modifications and Extinguishments.” Unamortized debt issuance costs of $0.7 million related to the 2015 Term Loan Facility were written off as “Non-Operating Expenses.” Debt issuance costs of $0.6 million related to the 2018 Term Loan Facility were recorded as a reduction of the carrying amount of the 2018 Term Loan Facility and will be amortized over the term of the 2018 Term Loan Facility. Borrowings under the 2018 Term Loan Facility bear interest at a rate of LIBOR plus a spread of 150.0 basis points. We borrowed the full $300 million available under the 2018 Term Loan Facility and utilized the proceeds, together with proceeds from a borrowing under a new revolving credit facility (described below), to pay all amounts then outstanding under our 2015 Term Loan Facility. We committed to repay the borrowings in prescribed installments over the five-year period. Repayments expected to be made within one year are classified as “Short-Term Debt” and the remaining outstanding balance is classified as “Long-Term Debt.” The weighted average interest rates associated with the outstanding balances related to the 2018 and 2015 Term Loan Facilities as of December 31, 2018 and December 31, 2017 were 4.01% and 2.91%, respectively.
Both term loan facilities require the maintenance of interest coverage and total debt to Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) ratios, which are defined in the respective term loan facility credit agreement and which are generally identical to those contained in the $1 billion revolving credit facility in effect. We were in compliance with the term loan facility financial and non-financial covenants at December 31, 2018 and December 31, 2017.
Revolving Credit Facility

On June 19, 2018, we replaced our then existing credit facility with a new $1 billion revolving credit facility (“2018 Revolving Credit Facility”). The 2018 Revolving Credit Facility was scheduled to expire on June 19, 2023, replacing the prior $1 billion credit facility entered into on July 23, 2014, with a maturity date of July 23, 2019 (“2014 Revolving Credit Facility”). The transaction was accounted for as a debt modification in accordance with ASC 470-50. Debt issuance costs of $2.8 million related to the 2018 Revolving Credit Facility, together with the unamortized debt issuance costs of the 2014 Revolving Credit Facility, were included in “Other Non-Current Assets” on the consolidated balance sheet and will be amortized over the term of the 2018 Revolving Credit Facility. Borrowings under the 2018 Revolving Credit Facility bear interest at a rate of LIBOR plus a spread of 120.0 basis points. We borrowed under the 2018 Revolving Credit Facility in order to pay all amounts outstanding under our 2014 Revolving Credit Facility and a portion of our 2015 Term Loan Facility. The weighted average interest rates associated with the outstanding balances related to the 2018 and 2014 Revolving Credit Facilities as of December 30, 2018 and December 31, 2017 were 3.72% and 2.80%, respectively.
Both credit facilities require the maintenance of interest coverage and total debt to EBITDA ratios which are defined in the respective revolving credit facility agreement in effect. We were in compliance with the revolving credit facility financial and non-financial covenants at December 31, 2018 and December 31, 2017.
See Note 19 to our consolidated financial statements for a discussion of the refinancing of our debt in February 2019.
Other
We were contingently liable under open standby letters of credit and bank guarantees issued by our banks in favor of third parties totaling $2.8 million at December 31, 2018 and $2.9 million at December 31, 2017.
Interest paid for all outstanding debt totaled $53.8 million, $58.5 million and $51.8 million during the years ended December 31, 2018, 2017 and 2016, respectively.
On April 20, 2018, we entered into three-year interest rate swaps with an aggregate notional amount of $300 million in year 1, $214 million in year 2 and $129 million in year 3. The objective of the swaps is to mitigate the variation of future cash flows from changes in the floating interest rates on our existing debt. See Note 8 to our consolidated financial statements.
Note 8. Financial Instruments
We employ established policies and procedures to manage our exposure to changes in interest rates and foreign currencies. We use foreign exchange forward and option contracts to hedge short-term foreign currency denominated loans and certain third-party and intercompany transactions. We may also use foreign exchange forward contracts to hedge our net investments in our foreign subsidiaries. In addition, we may use interest rate derivatives to hedge a portion of the interest rate exposure on our outstanding debt or in anticipation of a future debt issuance, as discussed under “Interest Rate Risk Management” below.
We do not use derivative financial instruments for trading or speculative purposes. If a hedging instrument ceases to qualify as a hedge in accordance with hedge accounting guidelines, any subsequent gains and losses are recognized in the appropriate period income. Collateral is generally not required for these types of instruments.
By their nature, all such instruments involve risk, including the credit risk of non-performance by counterparties. However, at December 31, 2018 and 2017, there was no significant risk of loss in the event of non-performance of the counterparties to these financial instruments. We control our exposure to credit risk through monitoring procedures.
Our trade receivables do not represent a significant concentration of credit risk at December 31, 2018 and 2017, because we sell to a large number of customers in different geographical locations and industries.
Interest Rate Risk Management
Our objective in managing our exposure to interest rates is to limit the impact of interest rate changes on our earnings, cash flows and financial position, and to lower our overall borrowing costs. To achieve these objectives, we maintain a policy that floating-rate debt be managed within a minimum and maximum range of our total debt exposure. To manage our exposure and limit volatility, we may use fixed-rate debt, floating-rate debt and/or interest rate swaps. We recognize all derivative instruments as either assets or liabilities at fair value in the balance sheet.
On April 20, 2018, we entered into three-year interest rate swaps with an aggregate notional amount of $300 million in year 1, $214 million in year 2 and $129 million in year 3. Under the swap agreements, we will make monthly payments based on the fixed interest rate and receive monthly payments based on the floating rate. The objective of the swaps is to mitigate the variation of future cash flows from changes in the floating interest rates on our existing debt. For further detail of our debt, see Note 7 to our consolidated financial statements. The swaps are designated and accounted for as cash flow hedges. We early adopted ASU No. 2017-12 in the second quarter of 2018. In accordance with the guidance, changes in the fair value of the hedging instruments are recorded in Other Comprehensive Income (Loss) and reclassified to earnings in the same line item associated with the hedged item when the hedged item impacts earnings. As of December 31, 2017, we did not have any interest rate derivatives outstanding.
Foreign Exchange Risk Management
Our objective in managing exposure to foreign currency fluctuations is to reduce the volatility caused by foreign exchange rate changes on the earnings, cash flows and financial position of our international operations. We follow a policy of hedging balance sheet positions denominated in currencies other than the functional currency applicable to each of our various subsidiaries. In addition, we are subject to foreign exchange risk associated with our international earnings and net investments in our foreign subsidiaries. We use short-term, foreign exchange forward and, from time to time, option contracts to execute our hedging strategies. Typically, these contracts have maturities of 12 months or less. These contracts are denominated primarily in the British pound sterling, the Euro, the Canadian dollar and the Hong Kong dollar. The gains and losses on the forward contracts associated with our balance sheet positions are recorded in “Other Income (Expense) - Net” in the consolidated statements of operations and comprehensive income and are essentially offset by the losses and gains on the underlying foreign currency transactions. Our foreign exchange forward contracts are not designated as hedging instruments under authoritative guidance.
As in prior years, we have hedged substantially all balance sheet positions denominated in a currency other than the functional currency applicable to each of our various subsidiaries with short-term, foreign exchange forward contracts. In addition, we may use foreign exchange forward contracts to hedge certain net investment positions. The underlying transactions and the corresponding foreign exchange forward are marked to market at the end of each quarter and the fair value impacts are reflected within the consolidated financial statements.
As of December 31, 2018 and 2017, the notional amounts of our foreign exchange forward contracts were $182.2 million and $239.2 million, respectively.

Realized gains and losses associated with these contracts were $17.0 million and $24.0 million, respectively, for the year ended December 31, 2018; $22.1 million and $15.5 million, respectively, for the year ended December 31, 2017; and $44.0 million and $55.6 million, respectively, for the year ended December 31, 2016. Unrealized gains and losses associated with these contracts were $0.9 million and $0.5 million, respectively, at December 31, 2018; $1.5 million and $2.1 million, respectively, at December 31, 2017; and $1.5 million and $1.4 million, respectively, at December 31, 2016.
Fair Values of Derivative Instruments in the Consolidated Balance Sheets

	Asset Derivatives				Liability Derivatives
	December 31, 2018		December 31, 2017		December 31, 2018		December 31, 2017
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Interest rate contracts	Other Current Assets	$—	Other Current Assets	$—	Other Accrued & Current Liabilities	$0.4	Other Accrued & Current Liabilities	$—
Total Derivatives designated as hedging instruments		$—		$—		$0.4		$—
Derivatives not designated as hedging instruments
Foreign exchange forward contracts	Other Current Assets	$0.9	Other Current Assets	$1.5	Other Accrued & Current Liabilities	$0.5	Other Accrued & Current Liabilities	$2.1
Total derivatives not designated as hedging instruments		$0.9		$1.5		$0.5		$2.1
Total Derivatives		$0.9		$1.5		$0.9		$2.1
The Effect of Derivative Instruments on the Consolidated Statements of Operations and Comprehensive Income

Derivatives in Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative	Location of Gain or (Loss) Reclassified from Accumulated OCI Into Income	Amount of Gain or (Loss) Reclassified from Accumulated OCI Into Income	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
	For the Year Ended December 31, 2018		For the Year Ended December 31, 2018		For the Year Ended December 31, 2018
Interest Contracts	$(0.4)	Interest Expense	$—	Interest Expense	$(0.9)

Derivatives not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Recognized in Income on Derivatives
		For the Year Ended December 31,
		2018	2017	2016
Foreign exchange forward contracts	Non-Operating Income (Expenses) - Net	$(6.0)	$6.0	$(11.7)
Fair Value of Financial Instruments
Our financial assets and liabilities that are reflected in the consolidated financial statements include derivative financial instruments, cash and cash equivalents, accounts receivable, other receivables, accounts payable, short-term borrowings and long-term borrowings. We use short-term foreign exchange forward contracts to hedge short-term foreign currency-denominated intercompany loans and certain third-party and intercompany transactions. Fair value for derivative financial instruments is determined utilizing observable market data.

We have a process for determining fair values. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, we use quotes from independent pricing vendors based on recent trading activity and other relevant information including market interest rate curves and referenced credit spreads.
In addition to utilizing external valuations, we conduct our own internal assessment of the reasonableness of the external valuations by utilizing a variety of valuation techniques including Black-Scholes option pricing and discounted cash flow models that are consistently applied. Inputs to these models include observable market data, such as yield curves, and foreign exchange rates where applicable. Our assessments are designed to identify prices that do not accurately reflect the current market environment, those that have changed significantly from prior valuations and other anomalies that may indicate that a price may not be accurate. We also follow established routines for reviewing and reconfirming valuations with the pricing provider, if deemed appropriate. In addition, the pricing provider has an established challenge process in place for all valuations, which facilitates identification and resolution of potentially erroneous prices. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality and our own creditworthiness and constraints on liquidity. For inactive markets that do not have observable pricing or sufficient trading volumes, or for positions that are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate will be used.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we believe our valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
The following table presents information about our assets and liabilities measured at fair value on a recurring basis as of December 31, 2018 and December 31, 2017, and indicates the fair value hierarchy of the valuation techniques utilized by us to determine such fair value. Level inputs, as defined by authoritative guidance, are as follows:

Level Input	Input Definition
Level I	Observable inputs utilizing quoted prices (unadjusted) for identical assets or liabilities in active markets at the measurement date.

Level II	Inputs other than quoted prices included in Level I that are either directly or indirectly observable for the asset or liability through corroboration with market data at the measurement date.

Level III
Unobservable inputs for the asset or liability in which little or no market data exists, therefore requiring management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
The following tables summarize fair value measurements by level at December 31, 2018 and 2017 for assets and liabilities measured at fair value on a recurring basis:

	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)	Balance at December 31, 2018
Assets:
Cash Equivalents (1)	$—	$—	$—	$—
Other Current Assets:
Foreign Exchange Forwards (2)	$—	$0.9	$—	$0.9
Liabilities:
Other Accrued and Current Liabilities:
Foreign Exchange Forwards (2)	$—	$0.5	$—	$0.5
Swap Arrangement (3)	$—	$0.4	$—	$0.4

	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)	Balance at December 31, 2017
Assets:
Cash Equivalents (1)	$216.9	$—	$—	$216.9
Other Current Assets:
Foreign Exchange Forwards (2)	$—	$1.5	$—	$1.5
Liabilities:
Other Accrued and Current Liabilities:
Foreign Exchange Forwards (2)	$—	$2.1	$—	$2.1

(1)
The carrying value of cash equivalents represent fair value as they consist of highly liquid investments with an initial term from the date of purchase by the Company to maturity of three months or less.

(2)	Primarily represents foreign currency forward contracts. Fair value is determined based on observable market data and considers a factor for nonperformance in the valuation.

(3)	Represents interest rate swap agreements. Fair value is determined based on observable market data.
There were no transfers between Levels 1 and 2 or transfers in or transfers out of Level 3 in the fair value hierarchy for the years ended December 31, 2018 and 2017.
At December 31, 2018 and 2017, the fair value of cash and cash equivalents, accounts receivable, other receivables and accounts payable approximated carrying value due to the short-term nature of these instruments. The estimated fair values of other financial instruments subject to fair value disclosures, determined based on valuation models using discounted cash flow methodologies with market data inputs from globally recognized data providers and third-party quotes from major financial institutions (categorized as Level II in the fair value hierarchy), are as follows:

	Balance at December 31,
	2018		2017
	Carrying Amount (Asset) Liability	Fair Value (Asset) Liability	Carrying Amount (Asset) Liability	Fair Value (Asset) Liability
Short-term and Long-term Debt	$596.7	$604.9	$595.4	$606.4
Revolving Credit Facility	$248.0	$242.2	$731.1	$729.0
Term Loan Facility	$291.9	$289.3	$351.6	$355.3
Items Measured at Fair Value on a Nonrecurring Basis
In addition to assets and liabilities that are recorded at fair value on a recurring basis, we are required to record assets and liabilities at fair value on a nonrecurring basis as required by GAAP. Generally, assets are recorded at fair value on a nonrecurring basis as a result of impairment charges.

During the year ended December 31, 2017, we recorded an impairment charge of $1.2 million in Corporate and Other and $0.7 million in the Americas segment related to certain software assets for our back-office systems as a result of our decision to use alternative technology. We determined that the fair value of the assets was zero based on Level III inputs as there was no alternative use. Of the $1.9 million charge, $1.2 million was included in “Selling and Administrative Expenses” and $0.7 million was included in “Operating Expenses” in the consolidated statement of operations.
During the year ended December 31, 2016, we recorded a loss of $95.1 million related to the divestiture of our operations in Benelux and Latin America based on Level II inputs. The loss was recorded in “Other Income (Expense) - Net” in the consolidated statements of operations. See Note 17 to our consolidated financial statements.
During the fourth quarter of 2016, we recorded an impairment charge of $9.2 million in our Americas segment, of which $2.5 million was related to technology and software assets associated with certain terminated projects and $6.7 million was related to a change in our assessment of the recoverability of a non-operating asset as a result of a decline in the projected cash flows. We determined the fair value of these assets to be zero based on Level III inputs. In addition there was no alternative use for the technology and software assets. Of the $9.2 million charge, $1.8 million was included in “Operating Costs,” $0.7 million was included in “Selling and Administrative Expenses” and $6.7 million was included in “Other Income (Expense) - Net.”
During the fourth quarter of 2016, we recorded an impairment charge of $2.4 million in our Non-Americas segment related to certain intangible assets in our Greater China operations, comprised of customer relationships, database and trademark. The charge was in connection with our management review to realign strategic priorities in the region.  As a result, our management decided to sunset certain product offerings. We determined the fair value of the intangibles associated with these sunset products and services to be zero based on Level III inputs. The charge was included in “Selling and Administrative Expenses.”
During the years ended December 31, 2017 and 2016, we recorded losses of $0.8 million and $4.1 million, respectively, related to the divestiture of our businesses in ANZ based on Level III and Level II fair value inputs, respectively. The loss was reflected in the results of the discontinued operations. See Note 18 to our consolidated financial statements.
Note 9. Capital Stock
The total number of shares of all classes of stock that we have authority to issue under our Certificate of Incorporation is 220,000,000 shares, of which 200,000,000 shares, par value $0.01 per share, represent Common Stock (the “Common Stock”); 10,000,000 shares, par value $0.01 per share, represent Preferred Stock (the “Preferred Stock”); and 10,000,000 shares, par value $0.01 per share, represent Series Common Stock (the “Series Common Stock”). The Preferred Stock and the Series Common Stock can be issued with varying terms, as determined by our Board of Directors. Our Board of Directors has designated 500,000 shares of the Preferred Stock as Series A Junior Participating Preferred Stock, par value $0.01 per share, and 1,400,000 shares of the Preferred Stock as Series B Preferred Stock (the “Series B Preferred Stock”), par value $0.01 per share. We previously issued and subsequently canceled 1,345,757 shares of the Series B Preferred Stock.
Note 10. Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of common shares outstanding during the period, plus the dilutive effect of outstanding restricted stock unit awards, stock options, and contingently issuable shares using the treasury stock method. See Note 1 to our consolidated financial statements for further detail on our accounting policies related to EPS.

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	For the Years Ended December 31,
	2018	2017	2016
Income from Continuing Operations Attributable to Dun & Bradstreet Common Shareholders - Basic and Diluted	$288.1	$141.7	$101.5
Income (Loss) from Discontinued Operations - Net of Income Taxes	—	(0.8)	(4.1)
Net Income (Loss) Attributable to Dun & Bradstreet Common Shareholders - Basic and Diluted	$288.1	$140.9	$97.4
Weighted Average Number of Shares Outstanding - Basic	37.1	36.9	36.5
Dilutive Effect of Our Stock Incentive Plans	0.2	0.3	0.3
Weighted Average Number of Shares Outstanding - Diluted	37.3	37.2	36.8
Basic Earnings (Loss) Per Share of Common Stock:
Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet Common Shareholders	$7.76	$3.84	$2.78
Income (Loss) from Discontinued Operations Attributable to Dun & Bradstreet Common Shareholders	—	(0.02)	(0.11)
Net Income (Loss) Attributable to Dun & Bradstreet Common Shareholders	$7.76	$3.82	$2.67
Diluted Earnings (Loss) Per Share of Common Stock:
Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet Common Shareholders	$7.72	$3.81	$2.76
Income (Loss) from Discontinued Operations Attributable to Dun & Bradstreet Common Shareholders	—	(0.02)	(0.11)
Net Income (Loss) Attributable to Dun & Bradstreet Common Shareholders	$7.72	$3.79	$2.65
The weighted average number of shares outstanding used in the computation of diluted earnings (loss) per share excludes the effect of outstanding common shares potentially issuable totaling 3,331 shares, 22,882 shares and 14,651 shares at December 31, 2018, 2017 and 2016, respectively. These potentially issuable common shares were not included in the calculation of diluted earnings (loss) per share because their effect would be anti-dilutive.
No shares were repurchased during the years ended December 31, 2018, 2017 and 2016. We have in place a $100 million share repurchase program to mitigate the dilutive effect of shares issued under our stock incentive plans and Employee Stock Purchase Program, and to be used for discretionary share repurchases from time to time. This program was approved by our Board of Directors in August 2014 and will remain open until it has been fully utilized. As of December 31, 2018, we had not yet commenced repurchasing under this program.
Note 11. Pension and Postretirement Benefits
Through June 30, 2007, we offered coverage to substantially all of our U.S. based employees under a defined benefit plan called The Dun & Bradstreet Corporation Retirement Account (“U.S. Qualified Plan”). Prior to that time, the U.S. Qualified Plan covered active and retired employees. The benefits to be paid upon retirement were based on a percentage of the employee’s annual compensation. The percentage of compensation allocated annually to a retirement account ranged from 3% to 12.5% based on age and years of service. Amounts allocated under the U.S. Qualified Plan also receive interest credits based on the 30-year Treasury rate or equivalent rate published by the Internal Revenue Service. Pension costs are determined actuarially and funded in accordance with the Internal Revenue Code.
We also maintain supplemental and excess plans in the United States (“U.S. Non-Qualified Plans”) to provide additional retirement benefits to certain key employees of the Company. These plans are unfunded, pay-as-you-go plans. The U.S. Qualified Plan and the U.S. Non-Qualified Plans account for approximately 71% and 14% of our pension obligation, respectively, at December 31, 2018.
Effective June 30, 2007, we amended the U.S. Qualified Plan and one of the U.S. Non-Qualified Plans, known as the U.S. Pension Benefit Equalization Plan (the “PBEP”). Any pension benefit that had been accrued through such date under the two plans was “frozen” at its then current value and no additional benefits, other than interest on such amounts, will accrue under the U.S. Qualified Plan and the PBEP. Effective April 2011, we amended our Executive Retirement Plan to close the plan to new participants. Our employees in certain of our international operations are also provided with retirement benefits through defined benefit plans, representing the remaining balance of our pension obligations.
On August 8, 2018, the Company entered into an Agreement and Plan of Merger with a consortium of private equity firms (see Note 19 to our consolidated financial statements for further detail). Our shareholders approved the Plan of Merger on November 7, 2018. Upon the shareholder approval of the merger transaction, a change in control was triggered for the U.S. Non-Qualified Plan participants whose benefits were accrued and vested prior to January 1, 2005 and who had no additional benefit accruals subsequent to January 1, 2005. As of December 31, 2018, the total lump sum settlement payments related to this group of plan participants was approximately $201 million. The majority of the payment distributions was completed in January 2019, with the remaining payments to be distributed in March 2019. For the remaining obligation of the U.S. Non-Qualified Plans a change in control was triggered upon the close of the merger transaction, which occurred on February 8, 2019. See further discussion on expected contributions under "Contributions and Benefit Payments" within this Note.
Prior to January 1, 2019, we also provided various health care benefits for retirees. U.S. based employees, hired before January 1, 2004, who retired with 10 years of vesting service after age 45, were eligible to receive benefits. Postretirement benefit costs and obligations are determined actuarially. In July 2014, we amended our post-65 retiree health plan to eliminate our group-based retiree medical and prescription plans effective December 31, 2014. Effective January 1, 2015, we provided eligible retirees and dependents age 65 or older access to coverage in the individual Medicare market. We also provided an annual contribution towards retirees’ premiums and other out-of-pocket costs. During the fourth quarter of 2018, we have amended our postretirement benefit plan. Effective January 1, 2019, the pre-65 health plan was terminated and the post-65 health plan is closed to new participants. In addition, we closed our retiree life insurance plan to new participants, effective January 1, 2019.
Certain of our non-U.S. based employees receive postretirement benefits through government-sponsored or administered programs.
We use an annual measurement date of December 31 for our U.S. and Canada plans and November 30 for all other non-U.S. plans.

Benefit Obligation and Plan Assets
The following table sets forth the changes in our benefit obligations and plan assets for our pension and postretirement plans. The table also presents the line items in the consolidated balance sheets where the related assets and liabilities are recorded:

	Pension Plans		Postretirement Benefit Obligations
	2018	2017	2018	2017
Change in Benefit Obligation:
Benefit Obligation at January 1	$(2,035.6)	$(1,964.2)	$(15.6)	$(16.4)
Service Cost	(3.7)	(2.8)	(0.5)	(0.6)
Interest Cost	(57.2)	(57.9)	(0.3)	(0.4)
Benefits Paid	108.3	106.8	1.9	1.9
Plan Amendment	—	—	8.7	—
Settlement	—	0.7	—	—
Divestitures	—	—	—	—
Plan Participant Contributions	(0.2)	(0.2)	(0.6)	(0.7)
Actuarial (Loss) Gain	(17.4)	(11.8)	0.3	0.8
Assumption Change	90.6	(82.9)	0.8	(0.2)
Effect of Changes in Foreign Currency Exchange Rates	18.0	(23.3)	—	—
Benefit Obligation at December 31	$(1,897.2)	$(2,035.6)	$(5.3)	$(15.6)
Change in Plan Assets:
Fair Value of Plan Assets at January 1	$1,572.0	$1,426.3	$—	$—
Actual Return on Plan Assets	(53.5)	199.9	—	—
Employer Contributions	21.0	30.2	1.3	1.2
Plan Participant Contributions	0.2	0.2	0.6	0.7
Settlement	—	(0.7)	—	—
Divestitures	—	—	—	—
Benefits Paid	(108.3)	(106.8)	(1.9)	(1.9)
Effect of Changes in Foreign Currency Exchange Rates	(18.3)	22.9	—	—
Fair Value of Plan Assets at December 31	$1,413.1	$1,572.0	$—	$—
Net Funded Status of Plan	$(484.1)	$(463.6)	$(5.3)	$(15.6)

	Pension Plans		Postretirement Benefit Obligations
	At December 31,
	2018	2017	2018	2017
Amounts Recorded in the Consolidated Balance Sheets:
Prepaid Pension Costs	$8.4	$19.1	$—	$—
Short-Term Pension and Postretirement Benefits	(220.1)	(24.6)	(0.8)	(1.5)
Long-Term Pension and Postretirement Benefits	(272.4)	(458.1)	(4.5)	(14.1)
Net Amount Recognized	$(484.1)	$(463.6)	$(5.3)	$(15.6)
Accumulated Benefit Obligation	$1,891.3	$2,019.4	N/A	N/A
Amount Recognized in Accumulated Other Comprehensive Income Consists of:
Actuarial Loss (Gain)	$1,109.7	$1,080.8	$(11.4)	$(11.8)
Prior Service Cost (Credit)	8.1	4.3	(8.5)	—
Total Amount Recognized - Pretax	$1,117.8	$1,085.1	$(19.9)	$(11.8)

Grantor Trusts are used to fund the U.S. Non-Qualified Plans. At December 31, 2018 and 2017, the balances in these trusts were $1.0 million and $3.1 million, respectively.
At December 31, 2018 and 2017, our pension plans had aggregate actuarial losses that have not yet been included in the net periodic benefit cost of $1,109.7 million and $1,080.8 million, respectively. These losses represent the cumulative effect of demographic and investment experience, as well as assumption changes that have been made in measuring the plans’ liabilities. The deferred asset gain or loss that has not yet been reflected in the market-related value of plan assets is excluded in determining the loss amortization. Our pension plans had a deferred loss of $70.7 million at December 31, 2018, compared to a deferred asset gain of $63.1 million at December 31, 2017. The remaining actuarial gain or loss, to the extent it exceeds the greater of 10% of the projected benefit obligation or market-related value of plan assets, will be amortized into expense each year on a straight-line and plan-by-plan basis, over the remaining expected future working lifetime of active participants or the average remaining life expectancy of the participants if all or almost all of the plan participants are inactive. Currently, the amortization periods range from seven to 23 years for the U.S. plans and eight to 31 years for the non-U.S. plans. For our U.S. Qualified Plan and for certain of our non-U.S. plans, the amortization periods are the average life expectancy of all plan participants. This is as a result of almost all plan participants being deemed inactive. The postretirement benefit plan had $11.4 million and $11.8 million of unrecognized actuarial gains as of December 31, 2018 and 2017, respectively. The unrecognized actuarial gains will be amortized into expense in the same manner as described above. The amortization period is approximately seven years.
Underfunded or Unfunded Accumulated Benefit Obligations
At December 31, 2018 and 2017, our underfunded or unfunded accumulated benefit obligation and the related projected benefit obligation were as follows:

	2018	2017
Accumulated Benefit Obligation	$1,619.7	$1,725.8
Fair Value of Plan Assets	1,128.1	1,253.2
Unfunded Accumulated Benefit Obligation	$491.6	$472.6
Projected Benefit Obligation	$1,620.7	$1,734.2
The underfunded or unfunded accumulated benefit obligations at December 31, 2018 consisted of $485.2 million and $6.4 million related to our U.S. plans (including Qualified and Non-Qualified Plans) and non-U.S. defined benefit plans, respectively. The underfunded or unfunded accumulated benefit obligations at December 31, 2017 consisted of $466.8 million and $5.8 million related to our U.S. plans (including Qualified and Non-Qualified Plans) and non-U.S. defined benefit plans, respectively.
Net Periodic Pension Cost
The following table sets forth the components of net periodic pension cost associated with our pension plans and our postretirement benefit obligations:

	Pension Plans			Postretirement Benefit Obligations
	For the Years Ended December 31,
	2018	2017	2016	2018	2017	2016
Components of Net Periodic Cost (Income):
Service Cost	$3.7	$2.8	$3.0	$0.5	$0.6	$0.7
Interest Cost	57.2	57.9	59.7	0.3	0.4	0.4
Expected Return on Plan Assets	(96.4)	(94.3)	(96.5)	—	—	—
Amortization of Prior Service Cost (Credit)	0.2	0.2	0.2	(0.3)	(0.9)	(1.6)
Recognized Actuarial Loss (Gain)	42.5	40.2	38.8	(1.5)	(1.6)	(1.6)
Curtailment Charge	—	—	—	—	—	—
Net Periodic Cost (Income)	$7.2	$6.8	$5.2	$(1.0)	$(1.5)	$(2.1)

We also incurred settlement charges of $0.4 million, $0.2 million and $0.5 million for the years ended December 31, 2018, 2017 and 2016, respectively, related to our non-U.S. plans.
The following table sets forth other changes in plan assets and benefit obligations recognized in Other Comprehensive Income:

	Pension Plans		Postretirement Benefit Obligations
	At December 31,
	2018	2017	2018	2017
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income
Actuarial (Loss) Gain Arising During the Year, Before Tax (Benefit) Expense of $(15.7) in 2018 and $(3.7) in 2017	$(71.7)	$11.6	$(0.1)	$0.7
Prior Service Credit (Cost) Arising During the Year, Before Tax (Benefit) Expense of $1.2 in 2018	$(4.0)	$0.1	$9.8	$—
Less:
Amortization of Actuarial (Loss) Gain, Before Tax (Benefit) Expense of $9.0 in 2018 and $11.6 in 2017	$(42.5)	$(40.2)	$1.5	$1.6
Amortization of Prior Service (Cost) Credit, Before Tax (Benefit) Expense of $(0.2) in 2017	$(0.2)	$(0.2)	$0.3	$0.9
The following table sets forth estimated 2019 amortization from AOCI:

		Postretirement Benefit Obligations
	Pension Plans
Estimated 2019 amortization from Accumulated Other Comprehensive Income
Actuarial Loss (Gain)	$33.7	$(1.4)
Prior Service Cost (Credit)	0.3	(1.1)
Total	$34.0	$(2.5)
We apply the long-term expected rate of return assumption to the market-related value of assets to calculate the expected return on plan assets, which is a major component of our annual net periodic pension expense. The market-related value of assets recognizes short-term fluctuations in the fair value of assets over a period of five years, using a straight-line amortization basis. The methodology has been utilized to reduce the effect of short-term market fluctuations on the net periodic pension cost. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are amortized. At December 31, 2018 and 2017, the market-related value of assets of our pension plans was $1,483.8 million and $1,508.9 million, respectively, compared with the fair value of the plan assets of $1,413.1 million and $1,572.0 million, respectively.

Assumptions
The following table sets forth the significant weighted-average assumptions we used to determine the projected benefit obligation and the periodic benefit cost:

	Pension Plans			Postretirement Benefit Obligations
	2018	2017	2016	2018	2017	2016
Discount Rate for Determining Projected Benefit Obligation at December 31	3.86%	3.25%	3.62%	3.88%	3.04%	3.28%
Discount Rate in Effect for Determining Service Cost	2.99%	3.22%	3.88%	3.15%	3.53%	3.66%
Discount Rate in Effect for Determining Interest Cost	2.90%	3.00%	3.06%	2.85%	2.68%	2.61%
Weighted Average Expected Long-Term Return on Plan Assets	6.72%	6.75%	7.10%	N/A	N/A	N/A
Rate of Compensation Increase for Determining Projected Benefit Obligation at December 31	2.99%	4.37%	4.40%	N/A	N/A	N/A
Rate of Compensation Increase for Determining Net Pension Cost	6.10%	6.32%	6.29%	N/A	N/A	N/A
The expected long-term rate of return assumption was 7.00% for each of 2018 and 2017, and 7.25% for 2016 for the U.S. Qualified Plan, our principal pension plan. This assumption is based on the plan’s 2018 target asset allocation. The expected long-term rate of return assumption reflects long-term capital market return forecasts for the asset classes employed, assumed excess returns from active management within each asset class, the portion of plan assets that are actively managed, and periodic rebalancing back to target allocations. Current market factors such as inflation and interest rates are evaluated before the long-term capital market assumptions are determined. In addition, peer data and historical returns are reviewed to check for reasonableness. Although we review our expected long-term rate of return assumption annually, our plan performance in any one particular year does not, by itself, significantly influence our evaluation. Our assumption is generally not revised unless there is a fundamental change in one of the factors upon which it is based, such as the target asset allocation or long-term capital market return forecasts.
We use discount rates to measure the present value of pension plan obligations and postretirement health care obligations at year-end, as well as, to calculate next year’s pension income or cost. It is derived by using a yield curve approach which matches projected plan benefit payment streams with bond portfolios reflecting actual liability duration unique to the plans. The rate is adjusted at each remeasurement date, based on the factors noted above. Effective January 1, 2016, we changed the approach used to measure service and interest cost components of net periodic benefit costs for our pension and postretirement benefit plans. Beginning in 2016, we elected to measure service and interest costs by applying the specific spot rates along that yield curve to the plans’ liability cash flows (“Spot Rate Approach”). We believe the new approach provides a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows and their corresponding spot rates on the yield curve. This change does not affect the measurement of our plan obligations and it was accounted for as a change in accounting estimate, which was applied prospectively. Previously, we measured service and interest costs utilizing a single weighted average discount rate derived from the yield curve used to measure the plan obligations. This change in estimate reduced our 2016 pension and postretirement net periodic cost by approximately $14 million.
For the mortality assumption we used RP-2014 aggregate mortality table (“RP-2014”) together with mortality improvement projection scales MP-2018 and MP-2017 for our U.S. plans at December 31, 2018 and 2017, respectively. The adoption of the updated mortality improvement projection scales MP-2018 and MP-2017 resulted in a reduction of the projected benefit obligations for the U.S. plans of approximately $4 million and $10 million, respectively.
Plan Assets (U.S. Qualified Plan and non-U.S. pension plans)
The investment objective for our principal plan, the U.S. Qualified Plan, is to achieve over the investment horizon a long-term total return, which at least matches our expected long-term rate of return assumption while maintaining a prudent level of portfolio risk. We emphasize long-term growth of principal while avoiding excessive risk so as to use plan asset returns to help finance pension obligations, thus improving our plan’s funded status. We predominantly invest in assets that can be sold readily and efficiently to ensure our ability to reasonably meet expected cash flow requirements.
We define our primary risk concern to be the plan’s funded status volatility and to a lesser extent total plan return volatility. Understanding that risk is present in all types of assets and investment styles, we acknowledge that some risk is necessary to produce long-term investment results that are sufficient to meet the plan’s objectives. However, we monitor and ensure that the investment strategies we employ make reasonable efforts to maximize returns while controlling for risk parameters.
Investment risk is also controlled through diversification among multiple asset classes, managers, investment styles and periodic rebalancing toward asset allocation targets. Risk is further controlled at the investment strategy level by requiring underlying managers to follow formal written investment guidelines which enumerate eligible securities, maximum portfolio concentration limits, excess return and tracking error targets as well as other relevant portfolio constraints. Investment results and risk are measured and monitored on an ongoing basis and quarterly investment reviews are conducted.
During 2018, all but one prior year plan assets were liquidated and reinvested in funds offered and managed by Aon Hewitt Investment Consulting. The units of the funds are offered under the Aon Hewitt Group Trust (the “Group Trust”). The units do not trade on any national exchange and are not otherwise publicly available. The units of the funds are valued daily, using the Net Asset Value (“NAV”) based on the fair value of each fund’s underlying investments.
Our plan assets are currently invested mainly in funds overseen by our delegated manager using manager of manager funds which are a combination of both active and passive (indexed) investment strategies. The plan’s return seeking assets include equity securities that are diversified across U.S. and non-U.S. stocks, including emerging market equities, in order to further reduce risk at the total plan level. Additional diversification in return seeking assets is achieved by using multi-asset credit, real estate and hedge fund of funds strategies.
A portion of the plan assets are invested in a liability hedging portfolio to reduce funded status volatility and reduce overall risk for the plan. The portfolio uses manager of manager funds that are diversified principally among securities issued or guaranteed by the U.S. government or its agencies, mortgage-backed securities, including collateralized mortgage obligations, corporate debt obligations and dollar-denominated obligations issued in the U.S. by non-U.S. banks and corporations.
We have formally identified the primary objective for each asset class within our plan. U.S. equities are held for their long-term capital appreciation and dividend income, which is expected to exceed the rate of inflation. Non-U.S. equities are held for their long-term capital appreciation, as well as diversification relative to U.S. equities and other asset classes. Multi-asset credit, real estate and hedge fund of funds further diversifies the return-seeking assets with reduced correlation due to different return expectations and flows. These diversifying asset classes also provide a hedge against unexpected inflation. Liability hedging assets are held to reduce overall Plan volatility and as a source of current income. Additionally, they are designed to provide a hedge relative to the interest rate sensitivity of the plan’s liabilities. Cash is held only to meet liquidity requirements.
Investment Valuation
Our pension plan assets are measured at fair value in accordance with ASC 820, “Fair Value Measurement and Disclosures.” ASC 820 defines fair value and establishes a framework for measuring fair value under current accounting pronouncements. See Note 1 to our consolidated financial statements for further detail on fair value measurement.
The following is a description of the valuation methodologies used for the investments measured at fair value, including the general classification of such investments pursuant to the valuation hierarchy.
A financial instrument’s level or categorization within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Aon Hewitt Group Trust Funds
The units of the funds are valued daily, using the NAV based on the fair value of each fund’s underlying investments.

Common Stocks and Preferred Stocks
Common stocks and preferred stocks are valued at the closing price reported on the active market in which the individual securities are traded. Common stocks and preferred stocks are classified as Level I assets as they are traded in active markets, such as the NYSE, NASDAQ, European exchanges, etc., with quoted market prices, which serve as observable inputs.
Commingled Equity Funds
This asset category represents common collective trusts that seek to provide a total investment return in line with the performance of the S&P 500® Index and to exceed the return of the MSCI® (Morgan Stanley Capital International) All Country World Index over the long term. The NAV of commingled equity funds are determined by prices of the underlying securities, less the funds’ liabilities, and then divided by the number of shares outstanding. The commingled equity funds may be redeemed at the NAV daily. This asset category does not have any unfunded commitments or any redemption restrictions.
Commingled Fixed Income Funds
This asset category consists of debt and fixed income funds whose investment objectives include outperformance of the Barclays Capital® Long Government/Credit Index; the Barclays Capital U.S. Aggregate Bond Index; the Barclays Capital Mortgage Backed Securities Index; the Barclays Capital® U.S. Corporate High Yield 2% Issuer Cap Index; the Citigroup® Non U.S. Dollar World Government Bond Index and the S&P® / LSTA® Performing Loan Index.
These investments are valued using the NAV provided by the administrator of each fund. The NAV of commingled fixed income funds are determined by prices of the underlying securities, less the funds’ liabilities, and then divided by the number of shares outstanding. The commingled fixed income funds may be redeemed at NAV daily. The asset category does not have any unfunded commitments or any redemption restrictions.
Corporate and Other Bonds
These assets are classified as Level II assets. These investments trade in markets that are not considered to be active and whose values are based on quoted market prices or dealer quotations. Corporate Bonds are typically traded over-the-counter, not via exchanges and prices are negotiated individually. Hence, identical assets can be quoted with different prices depending on the parties involved. Observable inputs would be the prices obtained from third party pricing sources retained by the custodian. Such prices are determined by Treasury yields and corporate spreads.
U.S., State and Foreign Government Bond and U.S. Agency Mortgage Backed Securities
U.S. Treasury securities are a Level I asset due to availability of quoted prices in active markets on a daily basis. U.S. Treasury prices can be obtained via direct market quotes provided by market makers and U.S. Treasuries have much more pricing transparency, (i.e. very little bid-ask spread versus the other instruments having a larger bid-ask spread).
State, government and government agency obligations are generally valued based on bid quotations for identical or similar obligations. Foreign Government Bonds, U.S. Agency debt or mortgage backed securities are traded over-the-counter, not via exchanges. Observable inputs would be the prices obtained from third party pricing sources retained by the custodian. These investments are classified as Level II assets.
Real Estate Investment Trusts
The real estate investment trusts component of plan assets is made up of publicly traded U.S. and foreign equities in the real estate industry. Since quoted prices are available in active markets and these prices are accessible at the measurement date, these investments are classified as Level I assets and can be redeemed daily.
Real Estate Funds
The investment objective of this category is to exceed the National Council of Real Estate Investment Fiduciaries Open-End Diversified Core Index (“NCREIF ODCE Index”). The values of real estate properties are prepared by the fund managers giving consideration to the income, cost and sales comparison approaches of estimating property values. The underlying investments are valued by using third parties. The investment valuations are obtained through appraisals using the income approach based on unobservable cash flows to be received from expected rents. The cost approach estimates the replacement cost of the building less depreciation, plus the land value. The sales comparison approach compares recent transactions to the appraised property. Real estate funds are valued quarterly at NAV. Investment holders can request redemption on a quarterly basis. The ability of the investment holder to redeem funds quarterly is subject to the availability of cash arising from net investment income, allocations and the sale of investments in the normal course of business. To the extent that redemption requests exceed the availability of cash, the real estate fund has uniform procedures to provide for cash payments, which may be deferred for such period as the real estate fund considers necessary in order to obtain the funds to be withdrawn. There were no unfunded withdrawal requests at December 31, 2018 and 2017.
Short-Term Investment Funds (STIF)
These investments include cash, bank notes, corporate notes, government bills and various short-term debt instruments. The investment objective is to provide safety of principal and daily liquidity by investing in high quality money market instruments. They are valued at the NAV. The short term funds are classified as Level II assets as they may be redeemed at NAV daily.
The Venture Capital Fund
The venture capital fund is an investment that is structured as a conventional, private venture capital firm. The fund will target investments that are in early-stage technology companies. The fund expects to invest in seed stage development companies, principally in the software and technology-enabled businesses sector. The U.S. Plan has an additional unfunded commitment of $1.5 million and $3.2 million to the venture capital fund at December 31, 2018 and 2017, respectively. They are valued at the NAV.
There were no transfers among the levels of the fair value hierarchy during the years ended December 31, 2018 and December 31, 2017.
The preceding methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The following table sets forth by level, within the fair value hierarchy, the plan assets at fair value as of December 31, 2018:

Asset Category	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)	Total
Short-Term Investment Funds	—	17.5	—	17.5
Total	$—	$17.5	$—	$17.5
Other Investments Measured at Net Asset Value (a)
Aon Hewitt Trust Funds:
Equity Funds				$380.6
Fixed Income Funds				655.5
Real Estate Funds				71.7
Total Aon Hewitt Trust Funds Measured at Net Asset Value				1,107.8
Venture Capital Funds Measured at Net Asset Value				2.4
Other Non-U.S. Commingled Equity and Fixed Income				285.4
Total Other Investments Measured at Net Asset Value				$1,395.6
Total Investments at Fair Value				$1,413.1

(a)	In accordance with ASU No. 2015-07, certain investments that are measured at fair value using the NAV per share practical expedient have not been classified in the fair value hierarchy.

The following table sets forth by level, within the fair value hierarchy, the plan assets at fair value as of December 31, 2017:

Asset Category	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)	Total
Common and Preferred Stocks:
Consumer	$47.9	$—	$—	$47.9
Energy	18.7	—	—	18.7
Financial	96.1	—	—	96.1
Health Care	24.3	—	—	24.3
Industrial	47.4	—	—	47.4
Information Technology	75.1	—	—	75.1
Other	22.8	—	—	22.8
Preferred Stocks	4.5	—	—	4.5
Total Common and Preferred Stocks	$336.8	$—	$—	$336.8
Bonds:
Corporate Bonds	$—	$63.6	$—	$63.6
Other Bonds	—	31.3	—	31.3
Total Corporate and Other Bonds	$—	$94.9	$—	$94.9
U.S. Government Bonds and Notes	$90.3	$—	$—	$90.3
Foreign Government Bonds and Mortgage Backed Securities:
Foreign Government Bonds	—	4.3	—	4.3
U.S. Agency and Mortgage Backed Securities	—	64.9	—	64.9
Total Government Bonds and U.S. Agency and Mortgage Backed Securities	$90.3	$69.2	$—	$159.5
State and Local Obligations	—	5.6	—	5.6
Real Estate Investment Trusts	6.1	—	—	6.1
Short-Term Investment Funds	—	17.7	—	17.7
Total	$433.2	$187.4	$—	$620.6
Other Investments Measured at Net Asset Value (a)
Commingled Funds:
Commingled Equity Funds				$478.1
Commingled Fixed Income Funds				420.1
Total Commingled Funds Measured at Net Asset Value				898.2
Venture Capital Fund Measured at Net Asset Value				1.4
Total Real Estate Funds Measured at Net Asset Value				51.8
Total Other Investments Measured at Net Asset Value				$951.4
Total Investments at Fair Value				$1,572.0

(a)	In accordance with ASU No. 2015-07, certain investments that are measured at fair value using the NAV per share practical expedient have not been classified in the fair value hierarchy.

Allocations
We employ a total return investment approach in which a mix of equity, debt and alternative (e.g., real estate) investments is used to achieve a competitive long-term rate of return on plan assets at a prudent level of risk. Our weighted average plan target asset allocation is 57% return-seeking assets (range of 50% to 70%) and 43% liability-hedging assets (range of 30% to 50%).
The following table sets forth the weighted average asset allocations and target asset allocations by asset category, as of the measurement dates of the plans:

	Asset Allocations		Target Asset Allocations
	As of December 31,
	2018	2017	2018	2017
Equity Securities	—%	53%	—%	50%
Debt Securities	—	43	—	46
Alternative Investments	—	4	—	4
Return-Seeking Assets (1)	56	—	57	—
Liability-Hedging Assets (1)	44	—	43	—
Total	100%	100%	100%	100%

(1)
During 2018 we have redefined our investment strategies and changed asset target allocations into return-seeking assets and liability-hedging assets. See further discussion above on investment strategies. Under the new definition, asset allocation would be 57% in return-seeking assets (with 54% target) and 43% in liability-hedging assets (with a 46% target) at December 31, 2017.

Contributions and Benefit Payments
We expect to contribute approximately $222 million to our U.S. Non-Qualified Plans and non-U.S. pension plans in 2019 primarily due to settlement payments related to a portion of our U.S. Non-Qualified plans. A change in control was triggered upon the shareholder approval of the Merger in November 2018. Upon the close of the Merger transaction on February 8, 2019, a change in control is triggered for the remaining U.S. Non-Qualified Plans. The expected settlement payment is approximately $97 million. In addition, we expect to make benefit payments related to our postretirement benefit plan of approximately $1 million in 2019. We did not make contributions in 2018 and do not expect to make any required contributions to the U.S. Qualified Plan in 2019 for the 2018 plan year based on the minimum funding requirements as defined in the Pension Protection Act of 2006 as amended. Final funding requirements for 2018 will be determined based on our January 2019 funding actuarial valuation.
The following table summarizes expected benefit payments from our pension plans and postretirement plans through 2028. Actual benefit payments may differ from expected benefit payments. These amounts are net of expected plan participant contributions:

	Pension Plans	Postretirement Benefits Plan
2019	$313.3	$0.8
2020	$104.7	$0.6
2021	$108.5	$0.4
2022	$111.1	$0.4
2023	$112.8	$0.4
2024 - 2028	$545.4	$1.7

Health Care Benefits
The following table presents healthcare trend assumptions used to determine the year end benefit obligation:

	2018	2017
Medical (1)	5.3%	5.3%
Prescription Drug (1)	9.0%	9.0%
(1)The rates are assumed to decrease to 5.0% in 2026 and remain at that level thereafter.
Assumed health care cost trend rates have an effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point
	Increase	Decrease
Benefit Obligations at End of Year	$0.3	$(0.3)
Service Cost Plus Interest Cost	$—	$—
401(k) Plan
We have a 401(k) Plan covering substantially all U.S. employees that provides for employee salary deferral contribution and employer contributions. Employees may contribute up to 50% of their pay on a pre-tax basis subject to IRS limitations. In addition, employees with age 50 or older are allowed to contribute additional pre-tax “catch-up” contributions. In addition, the Company matches up to 50% of seven percent (7%) of a team member’s eligible compensation, subject to certain 401(k) Plan limitations.
We had expense associated with our 401(k) Plan of $11.0 million, $11.6 million and $11.0 million for the years ended December 31, 2018, 2017 and 2016, respectively. Higher expense in 2017 compared to 2018 and 2016 was primarily due to a discretionary company contribution in 2017, which did not occur in 2018 or 2016.
Note 12. Employee Stock Plans
Under our stock incentive plans certain employees and non-employee directors receive stock-based awards, such as, but not limited to, restricted stock units, restricted stock and stock options. As of December 31, 2018, 2017 and 2016, a total of 3,426,707 shares, 3,310,326 shares and 3,686,316 shares of our common stock, respectively, were available for future grants under our stock incentive plans. We also have an ESPP that allows all eligible employees to purchase shares of our common stock at a discount. See further discussion within this Note 12. under “Employee Stock Purchase Plan.”
The total stock-based compensation expense and expected tax benefit are as follows:

	For the Years Ended December 31,
	2018	2017	2016
Stock-based Compensation Expense:
Restricted Stock Units	$9.6	$19.0	$19.9
Stock Options	—	—	0.1
ESPP	1.2	1.5	1.2

Total Compensation Expense	$10.8	$20.5	$21.2

	For the Years Ended December 31,
	2018	2017	2016
Expected Tax Benefit (a):
Restricted Stock Units	$2.3	$7.2	$7.4
Stock Options	—	—	—

Total Expected Tax Benefit	$2.3	$7.2	$7.4

(a)	The 2017 expected tax benefit reflects the legacy tax rate before the enactment of the 2017 Act. See Note 6 to our consolidated financial statements for the impact of the enactment of the 2017 Act.
Restricted Stock Units
Our restricted stock unit programs include both performance-based awards and service-based awards. The performance-based awards have either a market condition or a performance condition. All awards generally contain a service-based condition. The compensation expense for our performance-based awards is recognized on a graded-vesting basis over the requisite service period. The expense for the performance-based awards with market conditions is recognized regardless of whether the market condition is satisfied, provided that the requisite service has been met. The expense for our performance-based awards with performance conditions is initially recognized assuming that the target level of performance will be achieved. Each reporting period we assess the probability of achieving the performance targets and if necessary adjust the compensation expense based on this assessment. Final compensation expense recognized will ultimately depend on the actual number of shares earned against the performance condition as well as fulfillment of the requisite service condition. The expense for our awards earned based solely on the fulfillment of the service-based condition is recognized on a straight-line basis over the requisite service periods.
Performance-based Restricted Stock Units
Leveraged Restricted Stock Units (“LRSUs”) - Beginning in 2013, certain employees were granted target awards of LRSUs. These awards vest in three substantially equal annual tranches beginning one year from the date of grant. The actual number of shares of our common stock ultimately received by the employee can range from zero to 200% of the target award depending on the Company’s stock price appreciation or depreciation over a one year, two year and three year performance period. As these awards contain a market condition, we have calculated the fair value on the date of grant using a Monte Carlo simulation model with the following weighted average assumptions:

	2018	2017	2016
Expected stock price volatility	24%	25%	24%
Expected dividend yield	1.7%	1.7%	2.0%
Expected term (in years)	3.0	3.0	3.0
Risk-free interest rate	2.33%	1.55%	0.97%
Fair value of LRSUs granted	$141.44	$101.58	$103.15
Expected stock price volatility is based on a blend of historical volatility and, when available, implied volatility. The expected dividend yield assumption is determined by dividing our most recent quarterly dividend payment by the average of the stock price from the three months preceding the grant date. The result is then annualized and compounded. Expected term is based on the period from the date of grant through the end of the performance evaluation period. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.
The LRSUs are not entitled to dividend equivalents.

Performance Units with Total Shareholder Return (“TSR”) Performance Condition - Beginning in 2013, certain employees were granted target awards of Performance Units which contained a TSR performance condition. The awards vest 100%, three years from the date of grant. The actual number of shares of our common stock ultimately received by the employee can range from zero to 200% of the target award depending on the Company’s three-year TSR performance relative to Standard & Poor’s 500 companies. As these awards contain a market condition, we have calculated the fair value on the date of grant using a Monte Carlo simulation model with the following weighted average assumptions:

	2018	2017	2016
Expected stock price volatility	25%	25%	24%
Expected dividend yield	1.7%	1.7%	2.0%
Expected term (in years)	2.8	2.8	2.8
Risk-free interest rate	2.32%	1.52%	0.96%
Fair value of Performance Units granted	$171.93	$86.76	$108.36
Expected stock price volatility is based on historical volatility. The expected dividend yield assumption is determined by dividing our most recent quarterly dividend payment by the average of the stock price from the three months preceding the grant date. The result is then annualized and compounded. Expected term is based on the period from the date of grant through the end of the performance evaluation period. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.
These grants are not entitled to dividend equivalents.
Performance Units with Revenue Performance Condition - Beginning in 2013, certain employees were granted target awards of Performance Units which contained a revenue performance condition. The awards vest 100%, three years from the date of grant. The actual number of shares of our common stock ultimately received by the employee can range from zero to 200% of the target award depending on the Company’s three-year revenue compounded annual growth rate. The fair value is calculated by using the average of the high and low prices of our common stock on the date of grant.
These grants are not entitled to dividend equivalents.
Restricted Stock Unit Opportunity - Prior to 2014, certain employees were provided an annual opportunity to receive an award of restricted stock units in the future. The award was contingent on performance against the same goals that drove the payout under the annual cash incentive plan. The restricted stock units were granted after the one-year performance goals had been met and then vest over a three-year period on a graded vesting basis. The annual awards of restricted stock units to employees were generally granted in the first quarter of the year following the conclusion of the fiscal year for which the goals were measured and attained.
The fair value is calculated by using the average of the high and low prices of our common stock on the date of grant. The restricted stock units earned from the restricted stock opportunity are entitled to dividend equivalents, payable only if and when the underlying restricted stock unit vests.
Changes in our nonvested performance-based restricted stock units for the year ended December 31, 2018 are summarized as follows:

Performance-based Restricted Stock Units	Shares	Weighted Average Grant-Date Fair Value Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Nonvested Shares at December 31, 2017	309,194	$109.97	1.4	$36.6
Granted	73,515	$143.63
Adjustment For Shares Earned Against Target (1)	(46,557)	N/A
Vested	(94,764)	$114.87
Forfeited	(98,152)	$107.81
Nonvested Shares at December 31, 2018 (2)	143,236	$122.11	1.3	$20.4
(1) Represents share adjustment as a result of final and expected performance against specified performance targets.
(2) Represents the number of shares expected to be issued based on achievement of grant date performance targets. The actual number of shares issued will depend on the company’s actual performance against specified targets during the performance periods.
Total unrecognized compensation expense related to nonvested performance-based restricted stock units at December 31, 2018 was $5.3 million. This expense is expected to be recognized over a weighted average period of 1.5 years. The weighted average grant date fair value per share of the performance-based restricted stock units granted during the years ended December 31, 2017 and 2016 were $99.87 and $103.02, respectively.
Service-based Restricted Stock Units
In order to attract and retain executive talent, the Company issues special grants of restricted stock units to certain employees. These grants generally vest over a three to five-year period on a graded vesting basis.
Our non-employee directors receive grants of restricted stock units as part of their annual equity retainer. These grants will vest 100%, immediately prior to the next annual meeting of shareholders (normally about one year).
For the service-based restricted stock units, the fair value is calculated by using the average of the high and low prices of our common stock on the date of grant. The service-based restricted stock units are entitled to dividend equivalents, payable only if and when the underlying restricted stock units vest.
Changes in our nonvested service-based restricted stock units for the year ended December 31, 2018 are summarized as follows:

Service-based Restricted Stock Units	Shares	Weighted Average Grant-Date Fair Value Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Nonvested Shares at December 31, 2017	132,085	$106.75	0.9	$15.6
Granted	62,443	$123.54
Vested	(64,154)	$113.24
Forfeited	(7,617)	$109.29
Nonvested Shares at December 31, 2018	122,757	$111.74	1.1	$17.5
Total unrecognized compensation expense related to nonvested service-based restricted stock units at December 31, 2018 was $4.8 million. This expense is expected to be recognized over a weighted average period of 1.2 years. The weighted average grant date fair value per share of the service-based restricted stock units granted during the years ended December 31, 2017 and 2016 were $109.27 and $102.90, respectively.
The total fair value of all restricted stock units vesting during the years ended December 31, 2018, 2017 and 2016 were $19.8 million, $18.2 million and $10.6 million, respectively. The expected tax benefit associated with the tax deduction from the vesting of restricted stock units totaled $4.8 million, $6.8 million and $3.9 million for the years ended December 31, 2018, 2017 and 2016, respectively.
Stock Option Programs
As of December 31, 2017, all of the outstanding stock options were vested and exercisable. Our stock options generally expire ten years from the date of grant. Beginning in 2013, the annual award of stock options to employees was replaced with an award of Leveraged Restricted Stock Units.

The fair value of each stock option award was calculated on the date of grant using the Black-Scholes option valuation model that used the weighted average assumptions in the following table:

	2018	2017	2016
Expected stock price volatility	N/A	N/A	23%
Expected dividend yield	N/A	N/A	1.4%
Expected term (in years)	N/A	N/A	7.0
Risk-free interest rate	N/A	N/A	2.20%
Fair value of stock options granted	N/A	N/A	$30.25
Expected stock price volatility assumption is derived from the historical volatility of our common stock. The expected dividend yield assumption is determined by dividing the anticipated annual dividend payment by the stock price on the date of grant. We determine the expected term assumption using a midpoint scenario which combines our historical exercise data with hypothetical exercise data for our unexercised stock options. The risk-free interest rate assumption corresponds to the expected term assumption of the stock option and is based on the U.S. Treasury yield curve in effect at the time of grant.
Changes in stock options for the year ended December 31, 2018 are summarized as follows:

Stock Options	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2017	68,354	$84.31	3.7	$2.4

Granted	—	$—
Exercised	(13,180)	$84.97
Forfeited or expired	—	$—
Outstanding at December 31, 2018	55,174	$84.15	3.2	$3.2

Exercisable at December 31, 2018	55,174	$84.15	3.2	$3.2
Stock options outstanding at December 31, 2018 were originally granted during the years 2008 through 2015 and are exercisable over periods ending no later than 2025. At December 31, 2017 and 2016, stock options for 68,354 shares and 78,456 shares of our common stock, respectively, were exercisable.
The total intrinsic value of stock options exercised during the years ended December 31, 2018, 2017 and 2016 were $0.6 million, $0.3 million and $27.2 million, respectively.
The following table summarizes information about stock options outstanding at December 31, 2018:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
$60.49 - $70.54	7,063	2.1	$66.60	7,063	$66.60
$78.34 - $80.45	9,400	2.2	$80.32	9,400	$80.32
$82.80 - $88.37	31,150	3.2	$82.80	31,150	$82.80
$98.54 - $129.54	7,561	5.3	$110.90	7,561	$110.90
	55,174			55,174

As of December 31, 2018 and 2017, there was no unrecognized compensation expense as all of our outstanding stock options were fully vested. The total fair value of stock options vested during the year ended December 31, 2016 was $0.8 million.
Cash received from the exercise of Dun & Bradstreet stock options for the year ended December 31, 2018 was $0.7 million. The expected tax benefit associated with the tax deduction from the exercise of stock options totaled $0.1 million for the year ended December 31, 2018.
Employee Stock Purchase Plan
On May 6, 2015, our shareholders approved The Dun & Bradstreet Corporation 2015 Employee Stock Purchase Plan (“2015 ESPP”) which authorized the issuance of up to 1,000,000 shares of our common stock plus any shares remaining and available for issuance under The Dun & Bradstreet Corporation 2000 Employee Stock Purchase Plan (“2000 ESPP”). At December 31, 2018, 1,109,114 shares of common stock (inclusive of the remaining shares from the 2000 ESPP) were available for future grants under the 2015 ESPP.
Under the terms of the 2015 ESPP, employees can acquire shares of our common stock at semi-annual intervals at a 15% discount and subject to certain limitations set forth in the 2015 ESPP. The purchase price is 85% of the lower of the average of the high and low prices or our stock (i) on the first trading day of the offering period or (ii) on the purchase date. Under the 2015 ESPP, we sold 53,785 shares, 60,373 shares and 50,038 shares to employees for the years ended December 31, 2018, 2017 and 2016, respectively.
Expense associated with the 2015 ESPP is based on the fair value of the first day of the offering period which is calculated using the Black-Scholes option valuation model that used the weighted average assumptions in the following table:

	2018	2017	2016
Expected stock price volatility	22%	28%	23%
Expected dividend yield	1.8%	1.8%	1.6%
Expected term (in years)	0.5	0.5	0.5
Risk-free interest rate	1.96%	1.21%	0.38%
Fair value of options granted	$24.25	$25.08	$24.84
Expected stock price volatility assumption is derived from the historical volatility of our common stock. The expected dividend yield assumption is determined by dividing the anticipated annual dividend payment by the stock price on the date of grant. The expected term assumption is equal to the six month offering period. The risk-free interest rate assumption corresponds to the expected term assumption of the option and is based on the U.S. Treasury yield curve in effect at the time of grant.
Cash received from employees participating in our ESPP for the year ended December 31, 2018 was $5.3 million.
Note 13. Lease Commitments and Contractual Obligations
Leases
Most of our operations are conducted from leased facilities, which are under operating leases that expire over the next eight years, with the majority expiring within four years. Our corporate office is located at 103 JFK Parkway, Short Hills, New Jersey 07078, in a 123,000-square-foot property that we lease. This property also serves as our executive offices. In December 2014, we supplemented this space with the addition of 69,280 square feet of leased office space located at 101 JFK Parkway, Short Hills, New Jersey. Both of these leases are co-terminus and expire on February 28, 2023, with two five-year renewal options.
We also lease transportation and other equipment under operating leases that expire over the next four years. Rental expenses under operating leases (cancelable and non-cancelable) were $32.9 million, $33.1 million, and $32.4 million for the years ended December 31, 2018, 2017 and 2016, respectively.
Other Contractual Obligations
Detailed below are some of our larger contractual obligations.

Acxiom Corporation and Ensono, L.P.
We currently outsource certain of our product and technology capabilities in North America and our fulfillment processes in Europe to Acxiom in order to increase the speed, data processing and matching capabilities for our global sales and marketing customers. Effective January 1, 2018, the agreement was modified and extended through December 31, 2019 with an aggregate minimum obligation of approximately $17 million.
We currently also have outsourcing agreements with Ensono, L.P. (as assignee of Acxiom) related to certain infrastructure management services for our North America markets and our data center operations in Ireland. The outsourcing services include data center operations, technology help desk and network management functions. The agreements were originally entered into with Acxiom which was assigned to Ensono Holdco, Inc. (or formerly known as Aspen Holdco, Inc.) effective July 31, 2015 due to the divestiture of Acxiom’s IT outsourcing business. Ensono Holdco, Inc. subsequently reassigned these agreements to its subsidiary Ensono, L.P. Effective January 1, 2017, we entered into a new five-year agreement with Ensono L.P. with an aggregate minimum commitment of approximately $159 million.
We incurred costs of approximately $60 million, $66 million and $81 million under all of these outsourcing agreements for the years ended December 31, 2018, 2017 and 2016, respectively. At December 31, 2018, total payments to Acxiom and Ensono, L.P. over the remaining terms of all contracts will aggregate to approximately $67 million.
Cognizant Technology Solutions
Effective February 2018, we entered into a new three-year agreement with Cognizant Technology Solutions (“CTS”) to consolidate the majority of the existing service agreements in which CTS provides technology support to develop applications for our products and solutions. We can terminate the agreement at any time with six months' prior written notice and a $4.5 million termination fee. Concurrently, a separate three-year agreement dated June 1, 2015, in which CTS provides global maintenance and support for our daily applications and systems, was extended to May 31, 2020. Also during 2018, we entered into three additional agreements through June 30, 2019, to enable us to enhance resourcing with a flexible capacity.
We incurred costs of approximately $37 million, $20 million and $17 million related to the above agreements in 2018, 2017 and 2016, respectively. At December 31, 2018, total payments over the remaining terms of the above agreements will aggregate to approximately $67 million.
Convergys Customer Management Group (Now owned by Concentrix)
We currently have outsourcing agreements with Convergys Customer Management Group (“CCMG”) through December 2022 related to our customer contact center solution. The primary scope of the agreement includes the following services for our North America business: (i) Outbound Customer Service, which principally involves the collection, compilation and verification of information contained in our databases; and (ii) Data Update Service, which principally involves the bulk or discrete updates to the critical data elements about companies in our databases. Previously, CCMG also provided services related to the Inbound Customer Services function, which was terminated in March 2017.
We incurred costs of approximately $9 million, $13 million, and $18 million for the years ended December 31, 2018, 2017, and 2016, respectively. At December 31, 2018, total payments to CCMG over the remaining terms of the above contracts will aggregate to approximately $17 million.
Worldwide Network Partnership Agreements
As we shifted more of our non-U.S. businesses into the Worldwide Network partnership model, we entered into commercial service agreements with our third party Worldwide Network partners with various terms ranging from 5 to 15 years.  Under these agreements we commit to purchase data and services from our partners in order to serve our global customers.

We incurred costs of approximately $22 million, $21 million and $8 million under the partnership agreements for the years ended December 31, 2018, 2017 and 2016 respectively.  At December 31, 2018, total payments to our Worldwide Network partners over the remaining terms of all agreements aggregate to approximately $189 million.

The following table quantifies our future contractual obligations as discussed above as of December 31, 2018:

Contractual Obligations	2019	2020	2021	2022	2023	Thereafter	Total
Operating Leases	$34.5	$31.7	$28.5	$22.1	$14.2	$28.2	$159.2
Commitments to Outsourcers and Other Purchase Obligations	$176.0	$93.6	$39.5	$27.7	$21.0	$82.1	$439.9
The table above excludes pension obligations for which funding requirements are uncertain, excludes long-term contingent liabilities and excludes unrecognized tax benefits. Our obligations with respect to pension and postretirement medical benefit plans are described in Note 11 to our consolidated financial statements. Our contingent liabilities with respect to legal matters are discussed in Note 14 to our consolidated financial statements. Our obligations with respect to senior notes, term loan and credit facilities are discussed in Note 7 to our consolidated financial statements. Our obligations with respect to unrecognized tax benefits are discussed in Note 6 to our consolidated financial statements.
Note 14. Contingencies
We are involved in legal proceedings, regulatory matters, claims and litigation arising in the ordinary course of business for which we believe that we have adequate reserves, and such reserves are not material to the consolidated financial statements. We record a liability when management believes that it is both probable that a liability has been incurred and we can reasonably estimate the amount of the loss. For such matters where management believes a liability is not probable but is reasonably possible, a liability is not recorded; instead, an estimate of loss or range of loss, if material individually or in the aggregate, is disclosed if reasonably estimable, or a statement will be made that an estimate of loss cannot be made. Once we have disclosed a matter that we believe is or could be material to us, we continue to report on such matter until there is finality of outcome or until we determine that disclosure is no longer warranted. Further, other than specifically stated below to the contrary, we believe our estimate of the aggregate range of reasonably possible losses, in excess of established reserves, for our legal proceedings was not material at December 31, 2018. In addition, from time to time, we may be involved in additional matters, which could become material and for which we may also establish reserve amounts, as discussed below.
China Operations
On March 18, 2012, we announced we had temporarily suspended our Shanghai Roadway D&B Marketing Services Co. Ltd. (“Roadway”) operations in China, pending an investigation into allegations that its data collection practices may have violated local Chinese consumer data privacy laws. Thereafter, the Company decided to permanently cease the operations of Roadway. In addition, we had been reviewing certain allegations that we may have violated the Foreign Corrupt Practices Act and certain other laws in our China operations. As previously reported, we voluntarily contacted the Securities and Exchange Commission (“SEC”) and the United States Department of Justice (“DOJ”) to advise both agencies of our investigation into this matter.  Our discussions with both the SEC and DOJ concluded in April 2018. The DOJ decided not to take any action on the matter and issued a written declination of prosecution. The SEC approved a final settlement, entered an administrative order resolving the investigation, and received payment of the settlement funds in May 2018. The ultimate outcome of the settlement was not material to our business, financial condition or results of operations.
Ellis v. Dun and Bradstreet, U.S. District Court for the Central District of California, Case No. 2:18-cv-10077 MRW
On December 6, 2018, the Company was served with a complaint, captioned Dr. Jonathan C. Ellis v. Dun and Bradstreet, Inc. (the “Complaint”). The Complaint alleges that in or about April 2018, the Dun & Bradstreet report on Doheny Endosurgical Center, which is owned by the plaintiff, was updated to incorrectly include a reference to a Dr. Jonathon Ellis, who was charged with criminal activity relating to a minor. The Complaint contains two causes of action, libel per se and false light invasion of privacy, and seeks compensatory and punitive damages. Dun & Bradstreet filed its Answer to the Complaint on January 17, 2019, and Plaintiff served discovery later that month. On February 13, 2019, the court held a case management conference during which it stayed all discovery until Dun & Bradstreet files its motion to strike the complaint under California’s anti-SLAPP statute, Cal. Civ. Proc. Code § 425.16, which the court ordered to be filed by February 27, 2019. The court further ordered that the parties are required to submit a joint proposed scheduling order by March 13, 2019. In accordance with ASC 450 Contingencies and based on settlement discussions, a reserve has been accrued by the Company for this matter in the consolidated financial statements. The amount of such reserve is not material to the Company’s financial statements. Because Dun & Bradstreet is still in the early stages of investigating the claims, we do not have sufficient information upon which to determine that any additional loss in connection with this matter is probable, reasonably possible or estimable.

Other Matters
In addition, in the normal course of business, and including without limitation, our merger and acquisition activities, strategic relationships and financing transactions, Dun & Bradstreet indemnifies other parties, including customers, lessors and parties to other transactions with Dun & Bradstreet, with respect to certain matters. Dun & Bradstreet has agreed to hold the other parties harmless against losses arising from a breach of representations or covenants, or arising out of other claims made against certain parties. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim. Dun & Bradstreet has also entered into indemnity obligations with its officers and directors.
Additionally, in certain circumstances, Dun & Bradstreet issues guarantee letters on behalf of our wholly-owned subsidiaries for specific situations. It is not possible to determine the maximum potential amount of future payments under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Historically, payments made by Dun & Bradstreet under these agreements have not had a material impact on the consolidated financial statements.
Note 15. Segment Information
Below are our segments for which separate financial information is available and upon which operating results are evaluated by management on a timely basis to assess performance and to allocate resources.

•	Americas, which currently consists of our operations in the U.S., Canada, and our Latin America Worldwide Network; and

•	Non-Americas, which currently consists of our operations in the U.K., Greater China, India and our European and Asia Pacific Worldwide Networks.

Our customer solution sets are D&B Risk Management Solutions™ and D&B Sales & Marketing Solutions™. Inter-segment sales are immaterial, and no single customer accounted for 10% or more of our total revenue. For management reporting purposes, we evaluate business segment performance before restructuring charges, other non-core gains and charges that are not in the normal course of business and intercompany transactions, because these charges and transactions are not a component of our ongoing income or expenses and may have a disproportionate positive or negative impact on the results of our ongoing underlying business.

	For the Years Ended December 31,
	2018	2017	2016
Revenue:
Americas	$1,430.4	$1,448.2	$1,416.1
Non-Americas	286.0	294.3	287.6
Consolidated Total	$1,716.4	$1,742.5	$1,703.7
Operating Income (Loss):
Americas	$471.8	$422.5	$430.1
Non-Americas	73.9	81.8	58.5
Total Segments	545.7	504.3	488.6
Corporate and Other (1)	(116.8)	(119.3)	(129.5)
Consolidated Total	428.9	385.0	359.1
Non-Operating Income (Expense) - Net	(55.8)	(62.3)	(155.5)
Income Before Provision for Income Taxes and Equity in Net Income of Affiliates	$373.1	$322.7	$203.6

Depreciation and Amortization (2):
Americas	$70.6	$63.7	$53.3
Non-Americas	10.1	9.4	9.6
Total Segments	80.7	73.1	62.9
Corporate and Other	8.0	6.6	5.7
Consolidated Total	$88.7	$79.7	$68.6

Capital Expenditures (3):
Americas	$3.6	$6.0	$4.3
Non-Americas	0.8	0.8	2.9
Total Segments	4.4	6.8	7.2
Corporate and Other	0.7	1.6	7.2
Consolidated Total	$5.1	$8.4	$14.4

Additions to Computer Software and Other Intangibles (4):
Americas	$39.5	$34.6	$31.7
Non-Americas	4.9	6.2	10.2
Total Segments	44.4	40.8	41.9
Corporate and Other	8.7	12.9	3.9
Consolidated Total	$53.1	$53.7	$45.8

	At December 31,
	2018	2017
Assets (5):
Americas	$1,389.4	$1,585.7
Non-Americas	329.0	735.0
Total Segments	1,718.4	2,320.7
Corporate and Other	102.5	160.2
Consolidated Total	$1,820.9	$2,480.9

(1)	The following table summarizes “Corporate and Other:”

	For the Years Ended December 31,
	2018	2017	2016
Corporate Costs (a)	$(77.3)	$(90.2)	$(78.5)
Restructuring Expense (b)	(25.4)	(32.1)	(22.1)
Acquisition/Divestiture Related Costs (c)	(11.3)	(4.8)	(1.0)
Decrease (Increase) of Accrual for Legal Matters (d)	(2.4)	8.0	(26.0)
Legal and Other Professional Fees and Shut-Down Costs Related to Matters in China	(0.4)	(0.2)	(1.9)
Total Corporate and Other	$(116.8)	$(119.3)	$(129.5)

(a) The decrease in Corporate Costs for the year ended December 31, 2018 as compared to the prior year period was primarily due to lower compensation expense due to the departure of several senior executives during 2018.
The decrease in Corporate Costs for the year ended December 31, 2017 as compared to the prior year period was primarily due to higher professional fees driven by Corporate initiatives in 2017.
(b) See Note 4 to our consolidated financial statements.
(c) The acquisition-related costs (e.g., banker's fees) were primarily related to the merger transaction announced in August 2018, the acquisition of Avention during 2017 and the acquisition of NetProspex and DBCC during 2015. See Note 19 to our consolidated financial statements.
(d) The decrease in the expenses for legal matters for the year ended December 31, 2017 was related to the SEC and DOJ investigation of our China operations. The accrued expenses for legal matters for the year ended December 31, 2016 was related to litigation (Jeffrey A. Thomas v. DBCC), net of an indemnification from the DBCC acquisition escrows, and the SEC and DOJ investigation of our China operations. See Note 13 to our consolidated financial statements.

(2)	Includes depreciation and amortization of Property, Plant and Equipment, Computer Software and Other Intangibles.
The increase of $9.0 million for the year ended December 31, 2018 as compared to the prior year period was primarily in the Americas segment due to the effect of capital asset additions, partially offset by the effect associated with the completion of the depreciable lives of certain assets.
The increase of $11.1 million for the year ended December 31, 2017 as compared to the prior year period was primarily in the Americas segment as a result of the acquisition of Avention in January 2017, partially offset by the effect associated with the completion of the depreciable lives of certain assets.

(3)	The fluctuations in capital expenditure in each of the years ended December 31, 2018, 2017 and 2016 were primarily driven by leasehold improvement activities.

(4)
The increase of $7.9 million in additions to computer software and other intangibles for the year ended December 31, 2017 as compared to the year ended December 31, 2016 was mainly attributable to higher expenditure in Corporate and Other related to back-office systems.

(5)
Total assets in the Americas segment at December 31, 2018 decreased by $196.3 million compared to December 31, 2017, primarily driven by the impact of the adoption of Topic 606 (See Note 2 and Note 3 to our consolidated financial statements for further details), and a decrease in other intangible assets due to normal amortization, partially offset by a net increase in operating cash.

Total assets in the Non-Americas segment at December 31, 2018 decreased by $406.0 million compared to December 31, 2017, primarily driven by a net decrease in cash due to repatriations of overseas cash back to the U.S. during 2018, the negative impact of foreign currency translation, and impact of the adoption of Topic 606.
Total assets in Corporate and Other at December 31, 2018 decreased by $57.7 million compared to December 31, 2017, primarily due to a net decrease in cash driven by net payments of borrowing on our credit facility and term loan facilities, partially offset by cash remitted from our foreign operations during 2018, and a net decrease in deferred tax assets mainly resulting from the impact of the adoption of Topic 606, and utilization of net operating loss carryforwards.

Supplemental Geographic and Customer Solution Set Information:

	At December 31,
	2018	2017
Goodwill (6):
Americas	$633.9	$635.7
Non-Americas	136.9	143.9
Consolidated Total	$770.8	$779.6
Other Intangibles
Americas (7)	$274.2	$304.3
Non-Americas	9.9	12.6
Consolidated Total	$284.1	$316.9
Other Long-Lived Assets (8):
Americas	$264.1	$165.3
Non-Americas	47.9	68.4
Consolidated Total	$312.0	$233.7
Total Long-Lived Assets	$1,366.9	$1,330.2
(6)Goodwill at December 31, 2018 decreased by $8.8 million compared to December 31, 2017, primarily due to the negative impact of foreign currency translation.

(7)
Other intangibles at December 31, 2018 decreased by $30.1 million and $2.7 million in the Americas and Non-Americas segments, respectively, compared to December 31, 2017, primarily due to normal amortization for the year ended December 31, 2018.

(8)
Other Long-lived assets in Americas increased by $98.8 million at December 31, 2018 compared to December 31, 2017 primarily due to commission assets recognized resulting from the adoption of Topic 606.

Other Long-lived assets in Non-Americas segment decreased by $20.5 million at December 31, 2018 compared to December 31, 2017 primarily driven by a decrease in pension plan assets, lower deferred tax assets and the negative impact of foreign currency translation, partially offset by commission assets recognized resulting from the adoption of Topic 606.

	For the Years Ended December 31,
	2018	2017	2016
Customer Solution Set Revenue:
Americas:
Risk Management Solutions	$739.9	$775.9	$775.4
Sales & Marketing Solutions	690.5	672.3	640.7
Americas Total Revenue	$1,430.4	$1,448.2	$1,416.1

Non-Americas:
Risk Management Solutions	$227.0	$233.9	$236.4
Sales & Marketing Solutions	59.0	60.4	51.2
Non-Americas Total Revenue	$286.0	$294.3	$287.6

Consolidated Total:
Risk Management Solutions	$966.9	$1,009.8	$1,011.8
Sales & Marketing Solutions	749.5	732.7	691.9
Consolidated Total Revenue	$1,716.4	$1,742.5	$1,703.7
Note 16. Supplemental Financial Data

Other Accrued and Current Liabilities:

	At December 31,
	2018	2017
Restructuring Accruals	$7.6	$16.2
Professional Fees	29.0	30.8
Operating Expenses	37.3	38.3
Other Accrued Liabilities (1)	29.4	48.3
Other Accrued and Current Liabilities	$103.3	$133.6

(1)
The decrease in other accrued liabilities from December 31, 2017 to December 31, 2018 was primarily due to a payment in the first quarter of 2018 for a service-based award related to the acquisition of Dun and Bradstreet Credibility Corp (“DBCC”) and a payment for settlement of China legal matters.

Other Non-Current Liabilities:

	At December 31,
	2018	2017
Deferred Revenue - Long-Term	$7.3	$—
Deferred Compensation	8.2	10.4
U.S. Tax Liability Associated with the 2017 Act (2)	60.4	50.4
Deferred Rent Incentive	19.6	22.0
Other (3)	5.0	17.9
Other Non-Current Liabilities	$100.5	$100.7

(2)	The increase was related to the one-time tax liability imposed by the 2017 Act on the accumulated undistributed earnings from non-U.S. subsidiaries.

(3)	The decrease was primarily related to the reclassification of commercial arrangement guarantee payable with Italian partner CRIBIS to short term in 2018.

Property, Plant and Equipment - Net:

	At December 31,
	2018	2017
Land	$—	$1.0
Buildings	1.0	1.7
Furniture	57.3	55.3
	58.3	58.0
Less: Accumulated Depreciation	43.4	39.5
	14.9	18.5
Leasehold Improvements, less:
Accumulated Amortization of $23.7 and $19.6 as of December 31, 2018 and 2017, respectively	16.3	20.4
Property, Plant and Equipment - Net	$31.2	$38.9

Other Income (Expense) - Net:

	For the Years Ended December 31,
	2018	2017	2016
Loss on Sale of Businesses (3)	$—	$(0.7)	$(95.1)
Effect of Legacy Tax Matters (4)	—	—	(1.7)
Pension and Postretirement Costs - Non-Service Cost Components (5)	(2.4)	(2.1)	0.1
Miscellaneous Other Income (Expense) - Net (6)	(0.9)	(1.4)	(7.5)
Other Income (Expense) - Net	$(3.3)	$(4.2)	$(104.2)

(3)
During the year ended December 31, 2016, we recorded a loss due to the divestitures of our operations in Benelux and Latin America. During the year ended December 31, 2017, we recorded an additional pre-tax loss of $0.7 million for the divestiture of the Benelux businesses related to a working capital adjustment. See Note 17 to our consolidated financial statements for further detail.

(4)
During the year ended December 31, 2016, we recognized the reduction of a contractual receipt under a tax allocation agreement between Moody's Corporation and Dun & Bradstreet as a result of the expiration of a statute of limitations for the 2012 tax year.

(5)
As a result of the adoption of ASU No. 2017-07 on January 1, 2018, non-service cost components of the pension and postretirement cost (“non-service costs components”) are reported in Other Income (Expense)-Net. Total non-service cost components for our pension and postretirement plans including settlement charges was a net expense of $2.4 million and $2.1 million for the years ended December 31, 2018 and 2017, respectively, and a net credit of $0.1 million for the year ended December 31, 2016. See Note 10 to our consolidated financial statements for further detail.

(6)
Higher Miscellaneous Other Expense during the year ended December 31, 2016 as compared to the years ended December 31, 2018 and 2017 was primarily due to an impairment charge that was recorded in the fourth quarter of 2016 related to a change in our assessment of the recoverability of a non-operating asset as a result of a decline in the projected cash flows.

Computer Software and Goodwill:

	Computer Software	Goodwill
January 1, 2017	$108.1	$651.9
Additions at Cost (7)	54.4	—
Amortization	(34.6)	—
Acquisition (8)	0.6	116.7
Write-offs (9)	(1.9)	—
Other (10)	5.5	11.0
December 31, 2017	132.1	779.6
Additions at Cost (7)	50.7	—
Amortization	(44.9)	—
Other (11)	(4.1)	(8.8)
December 31, 2018	$133.8	$770.8

(7) Computer Software - Primarily due to software-related enhancements on products.

(8)	Computer Software and Goodwill - Related to the acquisition of Avention. See Note 18 to the consolidated financial statements.

(9) Computer Software - Primarily due to impairment charges on technology and software assets that were mainly related to certain terminated projects in the Americas segment.
(10) Computer Software and Goodwill - Primarily due to the positive impact of foreign currency fluctuations.

(11)	Computer Software and Goodwill - Primarily related to the negative impact of foreign currency fluctuations.

Other Intangibles (Included in Non-Current Assets):

	Customer Relationships	Trademark and Other	Other Indefinite-Lived Intangibles	Total
January 1, 2017	$74.6	$63.1	$158.4	$296.1
Acquisitions (12)	30.9	20.9	—	51.8
Additions	—	0.9	—	0.9
Amortization	(14.9)	(18.0)	—	(32.9)
Write-offs	—	(0.2)	—	(0.2)
Other	1.0	0.2	—	1.2
December 31, 2017	91.6	66.9	158.4	316.9
Additions	—	0.8	—	0.8
Amortization	(15.1)	(17.8)	—	(32.9)
Write-offs	—	—	—	—
Other	(0.8)	0.1	—	(0.7)
December 31, 2018 (13)	$75.7	$50.0	$158.4	$284.1
(12) Related to the acquisition of Avention.

(13)	Customer Relationships - Net of accumulated amortization of $54.9 million and $40.6 million as of
December 31, 2018 and 2017, respectively.
Trademark and Other - Net of accumulated amortization of $119.8 million and $102.9 million as of December
31, 2018 and 2017, respectively.
Allowance for Doubtful Accounts:

January 1, 2016	$20.6
Additions charged to costs and expenses	5.3
Write-offs	(7.5)
Recoveries	3.0
Other	2.2
December 31, 2016	23.6
Additions charged to costs and expenses	4.7
Write-offs	(7.7)
Recoveries	2.9
Other	0.7
December 31, 2017	24.2
Additions charged to costs and expenses	6.7
Write-offs	(9.1)
Recoveries	2.7
Other (14)	(10.4)
December 31, 2018	$14.1

(14)Primarily due to the reclassification of reserve for sales cancellation to Accounts Payable resulting from the adoption of Topic 606.

Deferred Tax Asset Valuation Allowance:

January 1, 2016	$38.3
Additions charged (credited) to costs and expenses	(0.2)
Additions charged (credited) due to foreign currency fluctuations	(3.5)
Additions charged (credited) to other accounts	(1.4)
December 31, 2016	33.2
Additions charged (credited) to costs and expenses	0.9
Additions charged (credited) due to foreign currency fluctuations	3.5
Additions charged (credited) to other accounts	1.5
December 31, 2017	39.1
Additions charged (credited) to costs and expenses	(2.8)
Additions charged (credited) due to foreign currency fluctuations	(1.9)
Additions charged (credited) to other accounts	—
December 31, 2018	$34.4

Note 17. Quarterly Financial Data (Unaudited)
Our quarterly financial statements are prepared on the same basis as the audited annual financial statements, and include all adjustments, which include only normal recurring adjustments, necessary for the fair statement of our results of operations for these periods. The results for 2018 are not comparable to the results for 2017 due to the adoption of new revenue standard that was effective January 1, 2018 on a modified retrospective basis.

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	Full Year
2018
Revenue:
Americas	$345.7	$367.9	$336.3	$380.5	$1,430.4
Non-Americas	72.5	71.7	71.0	70.8	286.0
Consolidated Revenue	$418.2	$439.6	$407.3	$451.3	$1,716.4
Operating Income (Loss):
Americas	$106.4	$126.3	$96.2	$142.9	$471.8
Non-Americas	20.4	18.4	18.8	16.3	73.9
Total Segments	126.8	144.7	115.0	159.2	545.7
Corporate and Other (1)	(32.1)	(32.5)	(32.8)	(19.4)	(116.8)
Consolidated Operating Income	94.7	112.2	82.2	139.8	428.9
Net Income (Loss) from Continuing Operations	65.6	94.7	51.7	82.3	294.3
Less: Net (Income) Loss Attributable to the Noncontrolling Interest	(1.7)	(1.7)	(1.5)	(1.3)	(6.2)
Net Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet	63.9	93.0	50.2	81.0	288.1
Income (Loss) on Disposal of Business, Net of Income Taxes	—	—	—	—	—
Income (Loss) from Discontinued Operations, Net of Income Taxes	—	—	—	—	—
Net Income (Loss) Attributable to Dun & Bradstreet	$63.9	$93.0	$50.2	$81.0	$288.1

Basic Earnings (Loss) Per Share of Common Stock:
Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet Common Shareholders	$1.73	$2.51	$1.35	$2.18	$7.76
Income (Loss) from Discontinued Operations Attributable to Dun & Bradstreet Common Shareholders	—	—	—	—	—
Net Income (Loss) Attributable to Dun & Bradstreet Common Shareholders (2)	$1.73	$2.51	$1.35	$2.18	$7.76
Diluted Earnings (Loss) Per Share of Common Stock:
Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet Common Shareholders	$1.71	$2.50	$1.35	$2.17	$7.72
Income (Loss) from Discontinued Operations Attributable to Dun & Bradstreet Common Shareholders	—	—	—	—	—
Net Income (Loss) Attributable to Dun & Bradstreet Common Shareholders (2)	$1.71	$2.50	$1.35	$2.17	$7.72
Cash Dividends Paid Per Common Share (3)	$0.52	$0.52	$0.52	$—	$1.57

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,		Full Year
2017
Revenue:
Americas	$314.5	$333.6	$352.0	$448.1		$1,448.2
Non-Americas	67.0	72.1	76.3	78.9		294.3
Consolidated Revenue	$381.5	$405.7	$428.3	$527.0		$1,742.5
Operating Income (Loss):
Americas	$57.6	$77.8	$100.6	$186.5		$422.5
Non-Americas	18.2	20.2	22.8	20.6		81.8
Total Segments	75.8	98.0	123.4	207.1		504.3
Corporate and Other (1)	(34.5)	(21.3)	(27.4)	(36.1)		(119.3)
Consolidated Operating Income	41.3	76.7	96.0	171.0		385.0
Net Income (Loss) from Continuing Operations	17.5	46.7	55.8	25.8		145.8
Less: Net (Income) Loss Attributable to the Noncontrolling Interest	(1.2)	(1.6)	(1.7)	0.4		(4.1)
Net Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet	16.3	45.1	54.1	26.2	(a)	141.7
Loss on Disposal of Business, Net of Income Taxes	(0.8)	—	—	—		(0.8)
Income (Loss) from Discontinued Operations, Net of Income Taxes	(0.8)	—	—	—		(0.8)
Net Income (Loss) Attributable to Dun & Bradstreet	$15.5	$45.1	$54.1	$26.2		$140.9

Basic Earnings (Loss) Per Share of Common Stock:
Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet Common Shareholders	$0.44	$1.22	$1.46	$0.71		$3.84
Income (Loss) from Discontinued Operations Attributable to Dun & Bradstreet Common Shareholders	(0.02)	—	—	—		(0.02)
Net Income (Loss) Attributable to Dun & Bradstreet Common Shareholders (2)	$0.42	$1.22	$1.46	$0.71		$3.82
Diluted Earnings (Loss) Per Share of Common Stock:
Income (Loss) from Continuing Operations Attributable to Dun & Bradstreet Common Shareholders	$0.44	$1.22	$1.45	$0.70		$3.81
Income (Loss) from Discontinued Operations Attributable to Dun & Bradstreet Common Shareholders	(0.02)	—	—	—		(0.02)
Net Income (Loss) Attributable to Dun & Bradstreet Common Shareholders (2)	$0.42	$1.22	$1.45	$0.70		$3.79
Cash Dividends Paid Per Common Share (3)	$0.50	$0.50	$0.50	$0.50		$2.01

(a) Net Income (Loss) from Continuing Operations for the fourth quarter of 2017 reflects a provisional tax charge of $80.7 million recorded as a result of the enactment of the 2017 Act.

(1)	The following tables itemize the components of the “Corporate and Other” category of Operating Income (Loss):

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	Full Year
2018
Corporate Costs	$(20.9)	$(21.0)	$(21.9)	$(13.1)	$(76.9)
Restructuring Expense	(11.0)	(10.5)	(2.1)	(1.8)	(25.4)
Acquisition/Divestiture Related Costs	(0.1)	(0.4)	(7.0)	(3.8)	(11.3)
Decrease (Increase) of Accrual for Legal Matters	—	—	(2.1)	(0.3)	(2.4)
Legal and Other Professional Fees and Shut-Down (Costs) Recoveries Related to Matters in China	(0.1)	(0.6)	0.3	—	(0.4)
Total Corporate and Other	$(32.1)	$(32.5)	$(32.8)	$(19.0)	$(116.4)

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	Full Year
2017
Corporate Costs	$(21.4)	$(21.2)	$(21.4)	$(26.2)	$(90.2)
Restructuring Expense	(9.0)	(7.5)	(5.8)	(9.8)	(32.1)
Acquisition/Divestiture Related Costs	(3.8)	(0.8)	(0.2)	—	(4.8)
Decrease (Increase) of Accrual for Legal Matters	—	8.0	—	—	8.0
Legal and Other Professional Fees and Shut-Down (Costs) Recoveries Related to Matters in China	(0.3)	0.2	—	(0.1)	(0.2)
Total Corporate and Other	$(34.5)	$(21.3)	$(27.4)	$(36.1)	$(119.3)

(2)
The number of weighted average shares outstanding changes as common shares are issued for employee benefit plans and other purposes or as shares are repurchased. For this reason, the sum of quarterly earnings per share may not be the same as earnings per share for the year.

(3)	The sum of quarterly Cash Dividends Paid Per Common Share may not be the same as full year Cash Dividends Paid Per Common Share due to rounding.

Note 18. Divestitures and Discontinued Operations
Divestitures
As part of our growth strategy, we decided to shift our businesses in Latin America and Benelux to a Worldwide Network partner model. On August 1, 2016, our Board approved the divestiture of our domestic operations in Latin America and Benelux. As a result, we entered into a definitive agreement with CB Alliance to sell our Latin America businesses, and a separate definitive agreement to sell our Benelux businesses to Banque Populaire Developpement. Subsequent to the signing of the definitive agreement, but prior to the closing, CB Alliance assigned its rights and obligations under the definitive agreement to its affiliates Amerigo Alliance AG (“Amerigo”) and Jade Green Investments, Inc. In addition, subsequent to the signing of the definitive agreement, but prior to the closing, Banque Populaire Developpement assigned its rights and obligations under the definitive agreement to its affiliate Altares B.V. Both transactions also include long-term commercial arrangements where we will receive future cash payments primarily for our global data, brand licensing and technology services. These commercial agreements also provide us access to the domestic data in the Benelux and Latin America territories. Both transactions were closed in the fourth quarter of 2016 with the completion of the Latin America divestiture on September 30, 2016 and the Benelux divestiture on November 7, 2016. Our subsidiaries outside the U.S. and Canada reflect a year-end of November 30.
Latin America
The sale was valued at $11 million, for which we received a five-year note with an interest rate of 2% per annum. We received a payment of $1.2 million during the third quarter of 2017, of which $1.0 million was related to the annual principal payment and $0.2 million was related to the accrued interest payment. We recorded a total pre-tax loss of $18.4 million in connection with the sale of the Latin America businesses for the year ended December 31, 2016, of which $17.5 million was reported in the third quarter of 2016 when the Latin America businesses were classified as assets held for sale and $0.9 million was reported in the fourth quarter of 2016, reflecting the final asset value on the disposal date. The loss was primarily attributable to the release of a cumulative foreign currency translation loss of $16.6 million. We also recognized a liability of $1.8 million related to our contingent liability to reimburse the purchasers for certain future severance payments and other employee benefit payments related to our former employees transferred to the buyer as part of the divestiture transaction. The liability was established based on our estimate of the probable outcome of the related contingent events. We have made payments of $0.7 million and $1.1 million to the purchasers during the year ended December 31, 2018 and 2017 respectively, related to our former employees’ benefits which were included in “Cash Flows from Operating Activities” in our Consolidated Statements of Cash Flows for the year ended December 31, 2018 and 2017, respectively. In addition, we have made payments of $0.4 million related to severance payments incurred by the purchasers, which were included as “Cash Flows from Investing Activities” in our Consolidated Statements of Cash Flows for the year ended December 31, 2017. Our businesses in Latin America were historically included in our Americas segment. Transaction costs associated with the divestiture were $4.4 million, of which $0.1 million and $4.3 million were paid during 2017 and 2016, respectively, and included as “Cash Flows from Investing Activities” in our Consolidated Statements of Cash Flows for the years ended December 31, 2017 and 2016, respectively.
In connection with the divestiture, we also entered into a commercial services agreement with the initial term of eight years through 2024. The agreement is renewable subject to certain terms and conditions. Under the agreement, Amerigo will act as the exclusive distributor of our products and services in the Latin American territory, and we will act as the exclusive data distributor of Amerigo outside the Latin American territory. As part of this commercial services agreement, we also entered into a trademark license agreement and technology services agreement with the same term as the commercial service agreement.  We expect to receive total payments of approximately $36 million under these agreements during the initial eight-year period.
Benelux
The sale was valued at $27 million, net of a working capital adjustment of $0.9 million. In November 2016, we received proceeds, net of divested cash, of $24 million and estimated a working capital adjustment of $0.2 million payable to the buyer. In the first quarter of 2017, we finalized the working capital adjustment and made a payment of $0.9 million to the buyer. As a result, we recorded an additional pre-tax loss of $0.7 million for the sale of the Benelux businesses in the first quarter of 2017. For the year ended December 31, 2016, we recorded a total pre-tax loss of $76.7 million related to the divestiture of the Benelux businesses, of which $72.1 million was reported when the Benelux businesses were classified as assets held for sale in the third quarter of 2016 and $4.6 million was reported in the fourth quarter of 2016, reflecting the final net asset value on the disposal date. The loss was primarily attributable to the release of a cumulative foreign currency translation loss of $72.9 million. We also recognized a liability of $0.8 million related to our contingent liability to reimburse Altares B.V. for certain future severance payments to our former employees transferred to the buyer as part of the divestiture transaction. The liability was established based on our estimate of the probable outcome of the related contingent events. We have made such payments of $0.7 million to the purchaser during the year ended December 31, 2017, which were included as “Cash Flows from Investing Activities” in our Consolidated Statements of Cash Flows for the year ended December 31, 2017. Our businesses in Benelux were historically included in our Non-Americas segment. Transaction costs associated with the divestiture were $5.0 million, which were paid during 2016 and included as “Cash Flows from Investing Activities” in our Consolidated Statements of Cash Flows for the year ended December 31, 2016.
In connection with the divestiture, we also entered into a commercial services agreement with the initial term of ten years through 2026. The agreement is renewable subject to certain terms and conditions. Under the agreement, Altares B.V., will act as the exclusive distributor of our products and services in the Benelux territory, and we will act as the exclusive data distributor of Altares B.V. outside the Benelux territory. As part of this commercial services agreement, we also entered into a trademark license agreement and technology services agreement co-terminous with the commercial services agreement. Subsequently, the commercial service agreement was extended for an additional five-year term in the third quarter of 2017.  We expect to receive total payments of approximately $400 million under these agreements during the 15-year period.
Discontinued Operations
As part of our growth strategy, we decided to shift our businesses in ANZ to a Worldwide Network partner model. On June 12, 2015, we entered into an agreement with Archer Capital (“Archer”) to sell our businesses in ANZ. The transaction was completed on June 30, 2015, or the third quarter of 2015. In accordance with ASC 205-20, “Discontinued Operations,” if a disposal of a business represents a strategic shift that has a major effect on an entity’s operations and financial results, the disposal transaction should be reported in discontinued operations. Accordingly, we have reclassified the historical financial results of the ANZ business as discontinued operations.
The sale was initially valued at $169.8 million, of which we received proceeds of $159.7 million, inclusive of a working capital adjustment of $0.7 million. The remaining proceeds of $10.1 million were being held in escrow until the resolution of certain contingent events as defined in the Share Sale Agreement. Under the agreement the escrow funds may be used to reimburse certain future costs incurred by Archer related to data supplier arrangements and specified technology and data operation infrastructure upgrades over the next three years since the disposal date. A reserve was established based on our estimate of the probable outcome of the contingent events discussed above. We recorded a pre-tax loss on the disposal of a business of $0.9 million during the third quarter of 2016, reflecting the increase of escrow reserve discussed above. At December 31, 2016, we did not expect to receive any payment from the escrow fund and had a reserve of $10.1 million. In March 2017, there was an amendment to the Share Sale Agreement eliminating the escrow requirements. In addition, during the first quarter of 2017 we recorded a loss on the disposal of business of $0.8 million, resulting from a settlement payment associated with Archer’s breach of warranty claim. Our businesses in ANZ was historically recorded in our Non-Americas segment.
Note 19. Merger and Acquisition
Merger
On August 8, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Star Parent, L.P., a Delaware limited partnership (“Parent”), and Star Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”). On February 8, 2019, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company with the Company continuing as the Surviving Corporation.
At the effective time of the Merger, each share of common stock, par value $0.01 per share, of the Company (the “D&B Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Parent, Merger Sub, the Company or any other direct or indirect wholly owned subsidiary of Parent or the Company, including treasury shares), were cancelled and converted into the right to receive $145.00 in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”).
As of the effective time of the Merger, each outstanding Company stock option, whether vested or unvested, was cancelled and converted into the right to receive (without interest) an amount in cash equal to product of (x) the total number of shares of D&B Common Stock subject to each Company stock option multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company stock option, subject to any applicable withholding taxes.
At the effective time of the Merger, each outstanding Company restricted stock unit that is subject to any vesting condition related to the achievement of performance goals, measures or metrics (each, a “PSU”) was cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (x) the number of shares of D&B Common Stock subject to such PSU multiplied by (y) the Merger Consideration. With respect to PSUs for which actual performance had not been determined as of immediately prior to the effective time of the Merger, the number of shares of D&B Common Stock subject to such PSUs was determined assuming the applicable performance goals, measures and metrics were achieved at target level performance.
At the effective time of the Merger, each outstanding Company restricted stock unit and deferred performance share other than the PSUs immediately vested was cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (x) the number of shares of D&B Common Stock subject to such Company restricted stock unit or phantom unit multiplied by (y) the Merger Consideration.
On February 8, 2019, in connection with the Merger, the Company repaid in full the outstanding borrowings under the Revolving Five Year Credit Agreement and the Term Loan Credit Agreement, both dated as of June 19, 2018. In addition, on February 8, 2019 and in connection with the Merger, notices of full redemption with respect to the Company’s (i) 4.000% Senior Notes due 2020 (the “2020 Notes”), in an aggregate principal amount of $300 million, and (ii) 4.375% Senior Notes due 2022 (the “2022 Notes” and, together with the 2020 Notes, the “Existing Notes”), in an aggregate principal amount of $300 million, were delivered to the respective holders thereof, notifying those holders of the redemption of the entire outstanding aggregate principal amount of each series of Existing Notes on March 10, 2019.

On February 8, 2019 (the “Issue Date”), Merger Sub issued (i) $700 million in aggregate principal amount of its Senior First Lien Notes due 2026 (the “Secured Notes”) and (ii) $750 million in aggregate principal amount of its Senior Notes due 2027 (the “Unsecured Notes” and, together with the Secured Notes, the “Notes”). The Notes were issued pursuant to indentures, dated as of the Issue Date (the “Initial Indentures”), by and between Merger Sub and Wilmington Trust, National Association, as trustee (the “Trustee”) and, in the case of the Secured Notes, as notes collateral agent (the “Notes Collateral Agent”).
Merger Sub used the net proceeds from the Notes offerings, together with borrowings under New Senior Secured Credit Facilities (defined below) and cash equity contributions, to (i) finance the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (ii) repay in full all outstanding indebtedness under the Company’s existing credit facilities, (iii) fund the redemption of all the Company’s existing senior notes and (iv) pay related fees, costs, premiums and expenses in connection with these transactions.
Upon the consummation of the Merger, the Company and each of its wholly-owned domestic restricted subsidiaries that guarantee the Company’s obligations under its New Senior Secured Credit Facilities (the “Guarantors”) entered into supplemental indentures to the Initial Indentures (the “Supplemental Indentures” and, together with the Initial Indentures, the “Indentures”), dated as of the Issue Date, with the Trustee and, in the case of the Secured Notes, the Notes Collateral Agent. Pursuant to the Supplemental Indentures, the Company assumed all of the obligations of Merger Sub under the Notes and the Indentures, and the Notes were guaranteed, in the case of the Secured Notes, on a senior secured basis, and, in the case of the Unsecured Notes, on a senior unsecured basis, in each case by the Guarantors. The Secured Notes and related guarantees are secured on a first-priority basis by liens on all assets of the Company and the Guarantors that secure the New Senior Secured Credit Facilities.
The Secured Notes bear interest at 6.875% and mature on August 15, 2026, and the Unsecured Notes bear interest at 10.250% and mature on February 15, 2027. Interest on the Notes is payable semi-annually on February 15 and August 15 of each year, beginning on August 15, 2019.
On February 8, 2019, the Company entered into a credit agreement (the “Credit Agreement”) governing its new senior secured credit facilities (the “New Senior Secured Credit Facilities”) with Bank of America, N.A. as administrative agent, collateral agent, swing line lender and an L/C issuer.
Borrowings under the New Senior Secured Credit Facilities will bear interest, at the Company’s option, at a rate per annum equal to an applicable margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 1/2 of 1% and (3) the Eurocurrency rate plus 1.000% or (b) a LIBOR rate determined by reference to the LIBOR rate published on the applicable Bloomberg screen page for the interest period relevant to such borrowing, in each case, subject to interest rate floors.
The term loans under the New Term Loan Facility amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of such term loans, with the balance being payable on the date that is seven years after the closing of the New Senior Secured Credit Facilities. The New Revolving Facility will mature five years after the closing of the New Senior Secured Credit Facilities.
The transaction was valued at $6.7 billion of which $5.4 billion was paid to acquire outstanding D&B common stock based on $145.00 per share and $1.3 billion was paid to extinguish D&B's existing debt on the transaction closing date. The merger will be accounted for in accordance with ASC 805, “Business Combinations.” Assets and liabilities will be recorded at the estimated fair value at the transaction closing date. We expect to recognize a significant amount of goodwill as a result of the transaction.
Avention, Inc.
On January 9, 2017, we acquired a 100% equity interest in Avention. Avention is a Massachusetts-based company that provides organizations with a deeper understanding of company, contact and market data, delivered through a robust technology platform. As a result of the acquisition, the combined capability of our data and Avention’s technology positions Dun & Bradstreet as a leader in the sales acceleration market. The results of Avention have been included in our consolidated financial statements since the date of acquisition.
The acquisition was accounted for in accordance with ASC 805. The acquisition was valued at $150 million, net of cash acquired. Transaction costs of $4.1 million were included in Selling and Administrative Expenses in the consolidated statement of operations and comprehensive income (loss). The acquisition was accounted for as a purchase transaction, and accordingly, the assets and liabilities of the acquired entity were recorded at their estimated fair values at the date of the acquisition.

The table below reflects the purchase price related to the acquisition and the resulting purchase allocation:

	Amortization Life (years)	Initial Purchase Price Allocation at March 31, 2017	Measurement Period Adjustments	Final Purchase Price Allocation at December 31, 2017
Cash		$4.2	$—	$4.2
Accounts Receivable		13.6	—	13.6
Other Current Assets		2.3	—	2.3
Total Current Assets		$20.1	$—	$20.1
Intangible Assets:
Customer Relationships	10 to 12	31.2	(0.3)	30.9
Technology	6	15.8	(1.4)	14.4
Backlog	2	5.8	0.7	6.5
Goodwill	Indefinite	112.8	3.9	116.7
Other		5.3	—	5.3
Total Assets Acquired		$191.0	$2.9	$193.9

Deferred Revenue		$23.3	$(1.0)	$22.3
Deferred Tax Liability		7.7	3.9	11.6
Other Liabilities		5.8	—	5.8
Total Liabilities Assumed		$36.8	$2.9	$39.7
Total Purchase Price		154.2	—	154.2
Less:
Cash Acquired		(4.2)	—	(4.2)
Net Cash Consideration		$150.0	$—	$150.0
The fair value of the customer relationships and backlog intangible assets were determined by applying the income approach through a discounted cash flow analysis, specifically a multi-period excess earnings method. The valuation was based on the present value of the net earnings, or after-tax cash flows attributable to the measured assets.
The technology intangible asset represents Avention’s data service platform to deliver customer services and solutions. The fair value of this intangible asset was determined by applying the income approach; specifically, a relief-from-royalty method.
The fair value of the deferred revenue was determined based on estimated direct costs to fulfill the related obligations, plus a reasonable profit margin based on selected peer companies’ margins as a benchmark.
The preliminary fair values of the acquired assets and liabilities were subject to change within the one-year measurement period. We obtained information to determine the fair values of the net assets acquired at the acquisition date during the measurement period. Since the initial valuation reflected in our financial results as of March 31, 2017, we have allocated goodwill and intangible assets between our Americas and Non-Americas segments based on their respective projected cash flows. In addition, we recorded adjustments to the deferred tax liability reflecting the allocation of intangible assets between segments as well as applying a revised tax rate. The above measurement period adjustments to the preliminary valuation of assets and liabilities resulted in a net increase of goodwill of $0.8 million, $0.5 million and $2.6 million in the second, third and fourth quarter of 2017, respectively.
Goodwill of $83.9 million and $32.8 million was assigned to our Americas and Non-Americas segment, respectively, at December 31, 2017. The value of the goodwill is primarily related to Avention’s capability associated with product development which provides potential growth opportunities in the Sales Acceleration space. In addition, we expect cost synergies as a result of the acquisition. The intangible assets, with useful lives from 2 to 12 years, are being amortized over a weighted-average useful life of 8.6 years utilizing a straight-line method, which approximates the timing of the benefits derived. The intangibles have been recorded within Other Intangibles in our consolidated balance sheet since the date of acquisition.

Tax Treatment of Goodwill
The goodwill acquired is not deductible for tax purposes.
Unaudited Pro Forma Financial Information
The following unaudited pro forma statements of operations data presents the combined results of Dun & Bradstreet and Avention, assuming that the acquisition had occurred on January 1, 2016.

	For the Year Ended December 31,
	2017	2016
Reported GAAP Revenue (1)	$1,742.5	$1,703.7
Add: Avention Preacquisition Revenue	—	59.0
Add: Deferred Revenue Fair Value Adjustment	8.0	(8.0)
Pro Forma Revenue	$1,750.5	$1,754.7

Reported GAAP Net Income (Loss) Attributable to Dun & Bradstreet Common Shareholders (2)	$140.9	$97.4

Pro Forma Adjustments - Net of Income Tax:
Preacquisition Net Income (Losses)	—	(6.7)
Deferred Revenue Fair Value Adjustment	5.5	(5.5)
Amortization for Intangible Assets	—	(5.4)
Acquisition-Related Costs	2.8	(2.8)
Pro Forma Net Income (Loss) Attributable to Dun & Bradstreet Common Shareholders	$149.2	$77.0

(1)	Reported GAAP revenue includes revenue from Avention since the acquisition date of $41.5 million for the year ended December 31, 2017.

(2)
Reported GAAP Net Income Attributable to Dun & Bradstreet Common Shareholders includes a net loss from Avention since the acquisition date of $10.1 million for the year ended December 31, 2017. The 2017 net loss reflects purchase accounting amortization of $8.5 million and a negative deferred revenue fair value adjustment of $8 million.